Exhibit 10.3

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LICENSE AND COMMERCIALIZATION AGREEMENT

by and between

VIVUS, INC.

and

BERLIN-CHEMIE AG

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS	1
ARTICLE 2 - LICENSES	9
2.1 Effectiveness of Agreement; Condition Precedent	9
2.2 Licenses to Menarini	10
2.3 Licenses to VIVUS	11
2.4 VIVUS Retained Rights	11
2.5 No Other Licenses	11
2.6 Sublicense Agreements	11
2.7 Mutual Exclusivity	12
2.8 Right of First Negotiation	13
2.9 ***	13
ARTICLE 3 - GOVERNANCE	13
3.1 Joint Steering Committee	13
3.2 Meetings of the JSC	14
3.3 Responsibilities of the JSC	14
3.4 Areas Outside the JSC’s Authority	14
3.5 JSC Decisions	15
3.6 Subcommittees	15
3.7 Alliance Manager	15
ARTICLE 4 — DEVELOPMENT AND COMMERCIALIZATION	16
4.1 Marketing Authorization	16
4.2 Transfer of Marketing Authorization	16
4.3 Development Obligations	18
4.4 Commercialization - General	19
4.5 Commercialization and Medical Affairs Plan	19
4.6 Diligent Commercialization by Menarini	20
4.7 Sales Force	21
4.8 Promotional Materials	22
4.9 Medical Affairs Activities	22
4.10 Compliance	23
4.11 Re-Sale Price	23
4.12 Commercialization Reports	23
4.13 Menarini Records and Audits	24
4.14 Cross-Territory Sales	24

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

i

ARTICLE 5 — REGULATORY	24
5.1 Regualtory Materials and Reguatory Approvals	24
5.2 Other Regualtory Obligations	26
5.3 Audit Right	26
5.4 Right of Reference	27
5.5 Regulatory Actions	27
5.6 PV Agreement	28
ARTICLE 6 — MANUFACTURING	29
6.1 Commercial Supply Agreement	29
6.2 Manufacturing Transition	29
ARTICLE 7 — FINANCIALS	31
7.1 License Fee	31
7.2 Regulatory Milestone Payment	31
7.3 Royalty Pre-Payment Milestones	31
7.4 Sales Milestone Payments	32
7.5 Royalty to VIVUS	32
7.6 Additional Royalty	33
7.7 Reports; Payments	33
7.8 Taxes	34
7.9 Late Payments	34
7.10 Records; Audits	34
ARTICLE 8 — INTELLECTUAL PROPERTY	34
8.1 Ownership of Inventions	34
8.2 Disclosure of Inventions	35
8.3 Prosecution of Patents	35
8.4 Enforcement of Patents	35
8.5 Patent Marking	37
8.6 Trademark	37
8.7 Infringement of Third Party IP	38
ARTICLE 9 — REPRESENTATIONS, WARRANTIES AND COVENANTS	38
9.1 Mutual Representations and Warranties	38
9.2 VIVUS Technology	39
9.3 VIVUS Trademark Representations and Warranties	39
9.4 Compliance with Law	40
9.5 Representations regarding Debarment and Compliance	40
9.6 Disclaimer	41
9.7 No Other Representations and Warranties	41
ARTICLE 10 — INDEMNIFICATION	42
10.1 Indemnification by VIVUS	42
10.2 Indemnification by Menarini	42
10.3 Indemnification Procedures	43
10.4 Limitation of Liability	43
10.5 Insurance	43
ARTICLE 11 — CONFIDENTIALITY	44

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ii

11.1 Confidentiality	44
11.2 Authorized Disclosure	45
11.3 Publicity; Terms of Agreement	46
ARTICLE 12 — TERM AND TERMINATION	47
12.1 Term	48
12.2 Termination before the expiration of the Term	48
12.3 Effect of Termination of the Agreement before the expiration of the Term	49
12.4 Certain Pre-Termination Liabilities	49
12.5 Sales Volume	49
12.6 Accrued Liabilities; Other Remedies	49
12.7 Rights in Bankruptcy	49
12.8 Survival	50
12.9 Liquidated Damages	50
ARTICLE 13 — DISPUTE RESOLUTION	50
13.1 Disputes	51
13.2 Arbitration	51
13.3 Arbitrator	51
13.4 Decision	51
13.5 Award	52
13.6 Costs	52
13.7 Injunctive Relief	52
13.8 Confidentiality	52
13.9 Survivability	52
13.10 Patent and Trademark Disputes	52
ARTICLE 14 — MISCELLANEOUS	53
14.1 Entire Agreement; Amendment	53
14.2 Force Majeure	53
14.3 Notices	53
14.4 No Strict Construction; Headings; Interpretation	54
14.5 Assignment	54
14.6 Records Retention	55
14.7 Governing Law	55
14.8 Successors and Assigns; No Third Party Beneficiaries	55
14.9 Performance by Affiliates	55
14.10 Further Assurances and Actions	56
14.11 Compliance with Applicable Law	56
14.12 Severability	57
14.13 No Waiver	57
14.14 Independent Contractors	57
14.15 Counterparts	57
EXHIBITS	58

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

iii

LICENSE AND COMMERCIALIZATION AGREEMENT

THIS LICENSE AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is executed on the 5th of July, 2013 (the “Execution Date”) by and between VIVUS, INC., a Delaware corporation with its principal place of business at 351 E. Evelyn Avenue, Mountain View, CA 94041, United States (“VIVUS”), and BERLIN-CHEMIE AG, a German public limited company having a place of business at Glienicker Weg 125 — 127, 12489 Berlin, Germany (“Menarini”).  VIVUS and Menarini are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

VIVUS owns or has a license to certain patent rights and other intellectual property rights relating to a medicinal product known as avanafil.

VIVUS has received regulatory approval for avanafil in the United States for the treatment of male erectile dysfunction (under the trade name Stendra®) and has submitted an application to the EMA (as defined below) requesting that the European Commission grant marketing authorization for avanafil in the European Union for the same indication (under the trade name Spedra®).

VIVUS desires to grant to Menarini, and Menarini desires to receive, a license for the use and commercialization of avanafil in certain territories as defined herein.

VIVUS has invested significant amounts of time, effort, and financial resources in the research and development of avanafil, and the grant of marketing authorization for avanafil in the European Union will become possible only as a result of these efforts and investment by VIVUS, all of which is understood and acknowledged by Menarini.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1                               “Accounting Standards” has the meaning set forth in the definition of “Net Sales” in this Article 1.

1.2                               “Acquisition” has the meaning set forth in Section 2.7(b).

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.3                               “Action Date” means, with respect to a legal action in connection with a Product Infringement, the date that is the earlier of (a) *** following notice pursuant to Section 8.4(a) of a Product Infringement, and (b) *** before the date after which a legal action would be substantively limited or compromised with respect to the remedies available against the alleged Third Party infringer.

1.4                               “Affiliate” means, with respect to a particular Party, any person, firm, trust, corporation, company, partnership, or other entity or combination thereof that directly or indirectly controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means (a) ownership of fifty percent (50%) or more of the voting and equity rights of such person, firm, trust, corporation, company, partnership or other entity or combination thereof, or (b) the power to direct the management of such person, firm, trust, corporation, company, partnership, or other entity or combination thereof.

1.5                               “Alliance Managers” has the meaning set forth in Section 3.7.

1.6                               “Applicable Law” means any and all laws, statutes, ordinances, regulations, permits, orders, decrees, judgments, directives, or rules of any kind whatsoever that are promulgated by a European Union, national, federal, state, or other institution or governmental authority, in each case pertaining to any of the activities contemplated by this Agreement, including any regulations promulgated by any Regulatory Authority in the Menarini Territory, all as amended from time to time.

1.7                               “Bankrupt Party” has the meaning set forth in Section 12.7.

1.8                               “Business Day” means each day of the week excluding Saturday, Sunday or a day on which banking institutions in New York or in Germany are closed.

1.9                               “Claim” means all investigations, claims, suits, actions, cross-complaints, demands, rights, requests, arbitrations, mediations, causes of action, obligations, settlements or orders, whether at law, equity or otherwise, or whether sounding in tort, contract, equity, strict liability or any statutory or common law cause of action of any sort.

1.10                        “Commercialization” means the marketing, Promotion, sale, offering for sale, importation and/or distribution of Product, including activities directed to obtaining Pricing Approval.  “Commercialize” has a correlative meaning.

1.11                        “Commercialization and Medical Affairs Plan” has the meaning set forth in Section 4.5(a).

1.12                        ***

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.13                        “Competing Product” means any product that operates as phosphodiesterase type-5 inhibitor.

1.14                        “Compound” means the compound identified by the International Non-Proprietary Name avanafil and chemically known as (S)-4-(3-Chloro-4-methoxybenzylamino)-2-(2-hydroxymethylpyrrolidin-1-yl)-N-pyrimidin-2-ylmethyl-5-pyrimidinecarboxyamide.

1.15                        “Confidential Information” means, with respect to a Party, all proprietary Information of such Party that is disclosed to or accessed by the other Party under this Agreement.

1.16                        “Control” means, with respect to any material, Information, or intellectual property right, that a Party owns or has a license or right to such material, Information, or intellectual property right and has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein without violating the terms of any then-existing agreement or other arrangement with any Third Party.

1.17                        “Detail” or “Detailing” means each separate face-to-face contact by a professional sales representative with a physician or other professional with authority to write prescriptions during which time the promotional message involving a Product is presented and is a topic of discussion.  When used as a verb, “Detail” shall mean to engage in a Detail.

1.18                        “Development” means all activities that relate to obtaining, maintaining or expanding Regulatory Approval of Product.  This includes (a) research, preclinical testing, toxicology, formulation and clinical studies of Product; (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain, maintain and/or expand Regulatory Approval of Product; and (c) post-Regulatory Approval product support for Product (including laboratory and clinical efforts directed toward the further understanding of the safety and efficacy of Product).  For clarity, Development includes phase IV clinical trials and other post-Regulatory Approval clinical trials of Product.  “Develop” and “Developed” have correlative meanings.

1.19                        “EFPIA Code” means the code on the promotion of prescription-only medicines to, and interactions with healthcare professionals adopted by the European Federation of Pharmaceutical Industries and Associations, as amended from time to time and related national codes or equivalent industry codes as applicable in any of the countries of the Menarini Territory.

1.20                        “EMA” means that European Medicines Agency or its successor.

1.21                        “European Commission” means the European Union institution responsible for grant of marketing authorization to medicinal products for which authorization is sought through the centralized marketing authorization procedure.

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.22                        “Existing Confidentiality Agreement” means the Confidentiality Agreement entered into by the Parties, dated November 30, 2011.

1.23                        “Existing MAA” means the MAA that was filed by VIVUS with the EMA prior to the Execution Date and that, as of the Execution Date, is pending approval of the European Commission.

1.24                        “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act.

1.25                        “Federal Arbitration Act” has the meaning set forth in Section 13.2.

1.26                        “Field” means the treatment of male erectile dysfunction in humans.

1.27                        “IND” means an Investigational New Drug Application, as defined in the FD&C Act, or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application (CTA) or a clinical trial exemption (CTX).

1.28                        “Indemnified Claim” has the meaning set forth in Section 10.3.

1.29                        “Indemnified Party” has the meaning set forth in Section 10.3.

1.30                        “Indemnifying Party” has the meaning set forth in Section 10.3.

1.31                        “Independent Manufacturing” has the meaning set forth in Section 6.2(a).

1.32                        “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, procedures, inventions, developments, specifications, formulations, formulae, software, algorithms, marketing reports, expertise, stability, technology, pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, and stability data.

1.33                        “JAMS Rules” has the meaning set forth in Section 13.2.

1.34                        “Joint Invention” has the meaning set forth in Section 8.1.

1.35                        “Joint Patent” has the meaning set forth in Section 8.3(b).

1.36                        “JSC” means the Joint Steering Committee formed by the Parties as described in Section 3.1.

1.37                        “Losses” means (a) all damages (including compensatory damages, monetary damages, statutory damages, punitive and exemplary damages and any pre-judgment and post-judgment interest), judgments, or settlements payable to Third Parties; and (b) all legal expenses (including attorneys’ fees and disbursements, expert and witness fees, fees and costs associated with any investigations, court costs and appeal bonds).

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.38                        “Major Countries” means Germany, France, Spain, Italy, and the United Kingdom.

1.39                        “Manufacturing Territory” means all the countries in the world excluding Democratic People’s Republic of Korea (North Korea), Republic of Korea (South Korea), Singapore, Malaysia, Thailand, Vietnam, and the Philippines.

1.40                        “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to market the Product in any particular jurisdiction in the Menarini Territory, including without limitation such an application submitted to the EMA and approved by the European Commission.

1.41                        “Menarini Indemnitees” has the meaning set forth in Section 10.1.

1.42                        “Menarini Know-How” means all Information (excluding any patents and patent applications) (a) that is Controlled by Menarini or any Affiliate as of the Effective Date or during the Term and (b) is reasonably necessary or useful for the research, development, manufacture, use, importation or sale of Products.  For clarity, the Menarini Know-How does not include the VIVUS Know-How licensed to Menarini hereunder.

1.43                        “Menarini Patents” means all patents and patent applications (a) that are Controlled by Menarini or any Affiliate as of the Effective Date or during the Term and (b) that disclose or claim a Product or the manufacture, use, or sale of a Product.  For clarity, the Menarini Patents do not include the VIVUS Patents licensed to Menarini hereunder.

1.44                        “Menarini Technology” means the Menarini Patents and Menarini Know-How.

1.45                        “Menarini Territory” means the following countries: Albania, Andorra, Australia, Austria, Belgium, Bosnia Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lichtenstein, Lithuania, Luxembourg, Kosovo, Malta, Montenegro, the Netherlands, New Zealand, Norway, Poland, Portugal, Republic of Macedonia, Republic of Serbia, Romania, San Marino Republic, Slovakia, Slovenia, Spain, Sweden, Switzerland, the United Kingdom, and Vatican City.

1.46                        “Menarini Trademarks” has the meaning set forth in Section 8.6(c).

1.47                        “MTPC” means Mitsubishi Tanabe Pharma Corporation.

1.48                        “MTPC Agreement” means that certain Agreement between VIVUS and MTPC (as successor in interest to Tanabe Seiyaku Co., Ltd.), effective as of December 28, 2000, as amended.

1.49                        “Net Sales” means the amount invoiced or otherwise billed by Menarini or its Affiliate or sublicensee (“Selling Party”) for sales or other commercial disposition of a Product

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to a Third Party purchaser (“Gross Sales”), less the following (collectively, “Net Sales Deductions”):

(a)                                 discounts actually given on Product, including cash, trade and quantity discounts, price reduction or incentive programs, retroactive price adjustments with respect to sales of such Product, and charge-back payments (but excluding any discounts associated with vouchers distributed as Sample Distributions);

(b)                                 credits or allowances actually allowed or given upon rejections or returns of Product, including for recalls or damaged goods;

(c)                                  rebates, reimbursements, or similar allowances actually granted to managed health care organizations or to federal, state and local governments in the Menarini Territory with respect to Products;

(d)                                 freight, postage, shipping and insurance charges actually allowed or paid for delivery of Product (but only to the extent such amounts are included when calculating Gross Sales above);

(e)                                  taxes, duties or other governmental charges imposed on the sale of Product and actually paid by the Selling Party (but only to the extent such amounts are included when calculating Gross Sales above), as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the Selling Party;

provided that all of the foregoing deductions shall be calculated in accordance with then-current International Financial Reporting Standards for revenue recognition purposes, consistently applied during the applicable calculation period throughout the Selling Party’s organization (“Accounting Standards”).

A sale of a Product is deemed to occur upon transfer of risk-of-loss with respect to the Product.

For sake of clarity and avoidance of doubt, the transfer of Product by a Selling Party or one of its Affiliates to another Affiliate of such Selling Party or to a sublicensee of such Selling Party for resale shall not be considered a sale; in such cases, Net Sales shall be determined based on the amount invoiced or otherwise billed by such Affiliate or sublicensee to an independent Third Party, less the Net Sales Deductions allowed under this Section.

1.50                        “Net Sales Deductions” has the meaning set forth in the definition of “Net Sales” in this Article 1.

1.51                        “Pricing Approval” means the approval, agreement, determination, or governmental decision establishing the price or level of reimbursement for a Product, as required in a given jurisdiction.

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.52                        “Product” means the drug product containing Compound that is the subject of the Existing MAA, in the form, formulation, and dosage strength as defined in the Existing MAA as of the Effective Date, along with any modifications to the current processing techniques, formulation or uses of such drug product in the Field (including but not limited to, line extensions, new administration modalities, new dosages, etc.).

1.53                        “Product Infringement” has the meaning set forth in Section 8.4(a).

1.54                        “Product Launch” means the first placing on the market of Product by Menarini or its Affiliate or sublicensee after the Effective Date to an unrelated Third Party in a bona fide arms-length transaction for use, consumption, or commercial distribution in the Field in the Menarini Territory, excluding any transfer of Product for research, test marketing, clinical trial purposes, compassionate use, or named patient arrangements, or for warehousing or staging in advance of release of the Product for commercial sale.

1.55                        “Promotion” means those product-related activities, including (i) scientific and medical advertising, detailing, and distributing samples of a prescription-only medicinal product to healthcare professionals; and (ii) advertising of over-the-counter medicinal products to consumers; normally undertaken by a pharmaceutical company that are aimed at legally marketing and promoting, and encouraging the appropriate use of, a particular pharmaceutical product.  “Promote” and “Promotional” have correlative meanings.  For the avoidance of doubt, “Promotion” does not include any interactions with patients or members of the general public in the Menarini Territory in relation to prescription-only medicinal products.  The Parties shall not undertake any activities that could constitute promotion of prescription-only medicinal products to patients or members of the general public in the Menarini Territory.

1.56                        “Promotional Materials” means all Product-related scientific training materials and all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, leave items, formulary binders, reprints, direct mail, direct-to-consumer (“DTC”) advertising of over-the-counter medicinal products (to the extent applicable), Internet postings and broadcast advertisements, in each case created by Menarini or on its behalf, and used or intended for use in connection with any Promotion of the Product in the Menarini Territory under this Agreement.

1.57                        “Prosecuting Party” has the meaning set forth in Section 8.3(b).

1.58                        “PV Agreement” has the meaning set forth in Section 5.5.

1.59                        “Regulatory Approval” means all approvals necessary for the manufacture, marketing, importation and sale of a Product for one or more indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, but which shall exclude any Pricing Approval.

1.60                        “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable governmental authority involved in granting Regulatory Approval and/or, to the

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extent required in such country or regulatory jurisdiction, Pricing Approval, including the European Commission in the case of the European Union and/or its member countries.

1.61                        “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, and/or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, manufacture, market, sell or otherwise Commercialize a Product in a particular country or regulatory jurisdiction, along with any documents of Regulatory Approval issued by a Regulatory Authority in a particular country or regulatory jurisdiction.  Regulatory Materials include INDs and MAAs.

1.62                        “Required Notice Date” has the meaning set forth in Section 2.7(b).

1.63                        “Royalty Term” means the period commencing on the Effective Date and continuing, on a country-by-country basis in the Menarini Territory, until the latest of: (i) expiration of the last to expire valid VIVUS Patent covering the Product; (ii) data protection covering the Product; or (iii) ten (10) years after Product Launch.

1.64                        “Sales Force” means Menarini’s sales personnel Detailing Product in the Menarini Territory including employees of, and contract sales organizations engaged by, Menarini who are qualified to do so pursuant to the terms and conditions of this Agreement.

1.65                        “Sales Quarter” means the three-month period commencing with the first full calendar month after Product Launch and each consecutive three (3)-month period thereafter.

1.66                        “Sales Year” means the twelve (12) month period commencing with the first full calendar month after Product Launch, and each subsequent twelve (12) month period.  The first Sales Year is referred to herein as “Sales Year 1,” the second Sales Year is referred to herein as “Sales Year 2,” and so on.

1.67                        “Sample Distribution” means the distribution to a physician’s office of (a) a voucher for free Product or (b) free Product packaged as a complimentary trial for use by patients in the Menarini Territory and in accordance with Applicable Law.

1.68                        “SEC” means the United States Securities and Exchange Commission or any successor.

1.69                        “Selling Party” has the meaning set forth in the definition of “Net Sales” in this Article 1.

1.70                        “Sole Inventions” has the meaning set forth in Section 8.1.

1.71                        “Supply Chain Transfer” has the meaning set forth in Section 6.2(a).

1.72                        “Term” has the meaning set forth in Section 12.1.

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.73                        “Third Party” means any legal person, entity or organization other than VIVUS, Menarini or an Affiliate of either Party.

1.74                        “Time of Onset Claim” means a claim or other similar description in the Summary of Product Characteristics (“SmPC”) and Patient Information Leaflet (“PIL”) for the Product referencing an onset of action in approximately ***, but no more than ***, of drug ingestion.

1.75                        “Time of Onset Study” means the clinical trial being conducted by VIVUS in the United States as of the Execution Date that is designed to support a Time of Onset Claim.

1.76                        “Urology Field” means the treatment of benign prostatic hyperplasia or any other urological disease or condition in humans.

1.77                        “VIVUS-Acquired Competing Product” means a Competing Product (other than the Product) to which VIVUS gains Control after the Execution Date as a result of VIVUS’s acquisition of a Third Party.

1.78                        “VIVUS Indemnitees” has the meaning set forth in Section 10.2.

1.79                        “VIVUS Know-How” means all Information (excluding any patents and patent applications) that (a) is Controlled as of the Effective Date or during the Term by VIVUS or its Affiliates and (b) relates to the Product or the use or sale of a Product in the Field.

1.80                        “VIVUS Patents” means (a) the Patents that are listed in Exhibit A; and (b) any reissues, renewals, re-examinations, or extensions of the foregoing.

1.81                        “VIVUS Technology” means the VIVUS Patents and VIVUS Know-How.

1.82                        “VIVUS Territory” means the entire world other than the Menarini Territory.

1.83                        “VIVUS Trademarks” means the mark “SPEDRA”, together with any registrations or applications for registration therefor, in the Menarini Territory, including the Trademarks listed in Exhibit B, all designs and styles used by VIVUS in the depiction of the foregoing Trademark in the Menarini Territory, and any copyrights therein, and all goodwill appurtenant to any of the foregoing, in each case Controlled by VIVUS as of the Effective Date or during the Term, and in each case to the extent in the Menarini Territory.

ARTICLE 2
LICENSES

2.1                               Effectiveness of Agreement; Condition Precedent.  This Section 2.1, Section 2.9, and Articles 10, 11, 13, and 14 shall be effective as of the Execution Date.  The remainder of this Agreement shall be effective as of the date that VIVUS provides Menarini with *** (such date, the “Effective Date”); provided, however, that Menarini may waive this condition by

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

providing written notice of such waiver to VIVUS.  The Parties shall use *** to satisfy the foregoing condition precedent and work together in good faith to perform the activities required to satisfy such condition precedent.  In the event that the Effective Date has not occurred by ***, either Party shall have the right to terminate this Agreement in its entirety, in which case neither Party shall have any further rights or obligations hereunder, unless the Parties otherwise agree in writing.

2.2                               Licenses to Menarini.

(a)                                 License under VIVUS Technology.  Subject to the terms and conditions of this Agreement, VIVUS hereby grants to Menarini an exclusive (even as to VIVUS), royalty-bearing, sublicensable (subject to Section 2.6(a)) license under the VIVUS Technology (i) to use, distribute, import, Promote, market, sell, offer for sale, and otherwise Commercialize Products in the Field in the Menarini Territory; (ii) to conduct certain Development activities on Product in the Field in the Menarini Territory pursuant to Article 4; and (iii) to make and have made Product in the Manufacturing Territory, where such Product is for use or sale in the Menarini Territory (subject to Section 2.2(b)).

(b)                                 Clarifications Regarding Manufacturing Rights.  The rights granted to Menarini to make and have made Product under Section 2.2(a) shall be subject to the following clarifications and/or limitations:

(i)                                     Until the completion of the Supply Chain Transfer, Menarini’s rights to make or have made Product shall be limited to the filling, packaging, and labeling of bulk tablets of Product supplied under the Commercial Supply Agreement, except that, as set forth in Section 6.2, Menarini shall have the right to make and have make Product for the purpose of Independent Manufacturing, if and to the extent it elects to do so.

(ii)                                  In the event of a Supply Chain Transfer pursuant to Section 6.2, Menarini’s rights to make or have made Product shall be subject to any exclusive manufacturing rights granted to the Third Party manufacturers in the supply chain (which exclusive manufacturing rights shall be disclosed by VIVUS to Menarini, from time to time, until the completion of the Supply Chain Transfer pursuant to Section 6.2).

(iii)                               VIVUS shall not grant any rights to Third Party manufacturers of Product that are inconsistent with Menarini’s right to engage in Independent Manufacturing.

(iv)                              As between the Parties, VIVUS retains the sole right to make and have made Product anywhere in the world, where such Product is for use or sale outside the Menarini Territory, including the right to license Third Parties to do the same.

(c)                                  License under VIVUS Licensed Trademarks.  Subject to the terms and conditions of this Agreement including the terms set forth in Section 8.6, VIVUS hereby grants to Menarini an exclusive (even as to VIVUS), sublicensable (subject to Section 2.6(a)) license to

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

use the VIVUS Trademarks solely in connection with the Commercialization of Products in the Field in the Menarini Territory.  Such license shall become perpetual and irrevocable, on a country-by-country basis, at the end of the Royalty Term for such country, subject to Menarini’s compliance with any payment obligations in Section 7.6.

2.3                               Licenses to VIVUS. Subject to the terms and conditions of this Agreement, Menarini hereby grants to VIVUS a non-exclusive, royalty-free, sublicensable (subject to Section 2.6(b)) license under the Menarini Technology solely to the extent necessary to (a) conduct those responsibilities assigned to VIVUS under this Agreement, (b) to conduct research, Development and manufacturing activities in the Menarini Territory solely in support of the Regulatory Approval of Products in the VIVUS Territory, (c) use, distribute, import, Promote, market, sell, offer for sale, and otherwise Commercialize Products in the VIVUS Territory; and (d) make and have made Products anywhere in the world for sale in the VIVUS Territory.

2.4                               VIVUS Retained Rights.  Notwithstanding the rights granted to Menarini in Section 2.1, VIVUS retains under the VIVUS Technology (a) the right to conduct those responsibilities assigned to VIVUS under this Agreement and (b) the exclusive right to conduct research, Development, and manufacturing activities in the Menarini Territory in support of the Regulatory Approval, Pricing Approval, or Commercialization of Products in the VIVUS Territory.  VIVUS retains all rights to the VIVUS Technology outside the Field; provided, however, that VIVUS hereby covenants that neither it nor its Affiliates will, directly or indirectly (including via a license to a Third Party), Develop, or Promote Products in the Urology Field in the Menarini Territory.

2.5                               No Other Licenses.  Neither Party grants to the other Party any rights, licenses or covenants in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

2.6                               Sublicense Agreements.

(a)                                 Sublicensing by Menarini.  Menarini acknowledges that the licenses granted to Menarini in Section 2.2 include sublicenses under the rights licensed to VIVUS under the MTPC Agreement and that VIVUS is required to notify and consult with MTPC with respect to the selection of sublicensees.  Consequently, the licenses granted by VIVUS to Menarini in Section 2.2 may be further sublicensed by Menarini subject to the following requirements:  (i) in the case of sublicensees to Affiliates of Menarini, Menarini shall ***; and (ii) in the case of sublicenses to Third Parties, Menarini shall only grant such sublicenses with the prior written consent of VIVUS, which consent shall not be unreasonably denied or delayed.  At Menarini’s request, VIVUS shall use *** to obtain any consents or approvals from MTPC that are required for Menarini to grant a sublicense to a Third Party, it being understood that, so long as VIVUS uses such ***, VIVUS shall not be responsible for any denials or delays resulting from MTPC’s action or inaction.  Any agreement granting a sublicense under the licenses granted by VIVUS to Menarini in Section 2.2 shall be consistent with the terms of this Agreement and shall include confidentiality and non-use obligations no less stringent than those set forth in Article 11.

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b)                                 Sublicensing by VIVUS.  The licenses granted by Menarini to VIVUS in Section 2.3(a) may be sublicensed by VIVUS to VIVUS’s Affiliates or to any of VIVUS’s subcontractors existing on the Effective Date or VIVUS’s future subcontractors approved by Menarini, such approval not unreasonably withheld.  The licenses granted by Menarini to VIVUS in Section 2.3(b), 2.3(c), or 2.3(d) may be freely sublicensed by VIVUS through multiple tiers.  Any agreement granting a sublicense under the licenses granted by Menarini to VIVUS in Section 2.2 shall be consistent with the terms of this Agreement and shall include confidentiality and non-use obligations no less stringent than those set forth in Article 11.

2.7                               Mutual Exclusivity.

(a)                                 Except for its activities with respect to Product under this Agreement, for a period of *** following the Effective Date, each Party hereby covenants that neither it nor any of its Affiliates that are involved in the Commercialization of the Product will, directly or indirectly, develop, commercialize, or in-license any Competing Product in the Menarini Territory in the Field.  For clarity, for purposes of the preceding sentence, any Menarini Affiliate that receives a sublicense, in whole or in part, under any of the licenses granted to Menarini in Section 2.1 shall be deemed to be involved in the Commercialization of the Product.

(b)                                 Notwithstanding Section 2.7(a), if VIVUS or any of its Affiliates, acquires, is acquired by, or merges with, an entity that owns or has a license or other right to, a Competing Product that does not contain Compound or any salt, free acid, free base, solvate, hydrate, anhydride, ester, or chelate thereof (such transaction, an “Acquisition”), then VIVUS and/or its Affiliates (or the surviving or acquiring entity, as applicable) shall not be prohibited from developing or commercializing such Competing Product during the *** following the Effective Date, provided that VIVUS or its Affiliate (or the surviving or acquiring entity, as applicable) (i) notifies Menarini of such Competing Product in writing no later than the Required Notice Date (as defined below) and (ii) does not use any Confidential Information of Menarini in connection with the development or commercialization of such Competing Product.  For the avoidance of doubt, Section 2.7(a) only restricts conduct during the *** following the Effective Date, and the exception provided in this Section 2.7(b) is not necessary after this period.

(c)                                  Notwithstanding Section 2.7(a), if Menarini or any of its Affiliates engages in an Acquisition, then Menarini and/or its Affiliates (or the surviving or acquiring entity, as applicable) shall not be prohibited from developing or commercializing the applicable Competing Product during the *** following the Effective Date, provided that Menarini or its Affiliate (or the surviving or acquiring entity, as applicable) (x) notify VIVUS of such Competing Product in writing no later than the Required Notice Date (as defined below); (y) does not use any Confidential Information of VIVUS in connection with the development or commercialization of such Competing Product; and (z) performs one of the following acts, selected at its own discretion (and specify which of the following it will perform in the notice provided pursuant to subsection (x), which decision shall be final and binding):

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(i)                       divest itself of such Competing Product on a country-by-country basis and notify VIVUS in writing of such divestiture; provided that such divestiture is completed within *** after the Required Notice Date; or

(ii)                    immediately terminate this Agreement on a country-by-country basis (in which case the notice delivered pursuant to subsection (x) above shall be deemed to be a notice of termination); or

(iii)                 include, on a country-by-country basis in the Menarini Territory, in Net Sales, all sales of such Competing Product in the Field by Menarini, its Affiliates, or licensees during the Restricted Period, for purposes of calculating payments due to VIVUS under Section 7.5 and Section 7.6.

For the avoidance of doubt, Section 2.7(a) only restricts conduct during the *** following the Effective Date, and the exception provided in this Section 2.7(c) is not necessary after this period.

(d)                                 As used herein, “Required Notice Date” means ***.

2.8                               Right of First Negotiation.  In the event that, during the Term, VIVUS elects to, whether itself or with or through any of its Affiliates or any Third Party, license, sell, offer for sale, or otherwise Commercialize (a) any Product that has *** for use outside of the Field (other than in the Urology Field, which is prohibited pursuant to Section 2.4) in the Menarini Territory or (b) any VIVUS-Acquired Competing Product that has *** for use in the Field ( (a) and (b), collectively, the “ROFN Rights”), VIVUS shall provide written notice (a “VIVUS ROFN Notice”) to Menarini that VIVUS desires to exercise such ROFN Rights.  Upon Menarini’s written request (the “Menarini ROFN Notice”) within *** after Menarini’s receipt of the VIVUS ROFN Notice, and for a period of *** after VIVUS receives the Menarini ROFN Notice (or such longer period as the Parties may mutually agree), the Parties shall, in good faith, exclusively negotiate the terms of a definitive agreement pursuant to which VIVUS would grant a license to Menarini to exercise such ROFN Rights on commercially reasonable terms and conditions.  In the event that the Parties fail to execute a definitive agreement relating to such ROFN Rights within such period or in the event that Menarini does not provide the Menarini ROFN Notice within the time period required above, VIVUS may exercise such ROFN Rights, whether itself or with or through any of its Affiliates or any Third Party.

2.9                               ***.  VIVUS shall use *** to obtain ***.

ARTICLE 3
GOVERNANCE

3.1                               Joint Steering Committee.  Within *** after the Effective Date, VIVUS and Menarini shall form a Joint Steering Committee (“JSC”) consisting of *** representatives from VIVUS and *** representatives from Menarini.  Each Party may replace its JSC representatives with another employee of such Party at any time upon prior written notice to the other Party.

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.2                               Meetings of the JSC.  The JSC shall meet at least ***, unless a particular meeting is waived by mutual consent.  In addition, each Party shall have the right to call a meeting of the JSC on reasonable notice to the other Party.  Subject to the foregoing, the JSC shall meet on such dates and at such times as agreed by the JSC and shall meet via teleconference or videoconference or, if mutually agreed by the Parties, at a location determined by the JSC.  Upon prior written notice to, and approval of, the JSC, each Party may permit visitors to attend meetings of the JSC, provided that any approved visitor shall be subject to confidentiality and non-use obligations no less stringent than the terms of Article 11.  Each Party shall be responsible for its own expenses for participating in the JSC.  Meetings of the JSC shall be effective only if at least (1) representative of each Party is present or participating, subject to the following sentence.  The Parties acknowledge and agree that VIVUS shall have the right to opt out of its participation in the JSC, which shall only be effective if done in writing with specific reference to this subsection, at any time, in which case Menarini shall have the right to make the decisions and take the actions previously reserved to the JSC, and shall keep VIVUS informed of its plans and activities on at least a semi-annual basis.

3.3                               Responsibilities of the JSC.  The JSC shall have the responsibility and authority to:

(a)                                 Encourage, plan, implement, and oversee the Commercialization of Product in the Field in the Menarini Territory, and the manufacturing of Product in support of such activities;

(b)                                 Review the Commercialization and Medical Affairs Plan and any proposed amendments or updates thereto;

(c)                                  Monitor the Commercialization of Product in the Field in the Menarini Territory against the Commercialization and Medical Affairs Plan;

(d)                                 Monitor Menarini’s performance of the Menarini Medical Affairs Activities against the Commercialization and Medical Affairs Plan;

(e)                                  Establish subcommittees pursuant to Section 3.6 on an as-needed basis, oversee the activities of all subcommittees so established, and address disputes or disagreements arising in all such subcommittees; and

(f)                                   Perform such other functions as the Parties may agree in writing.

3.4                               Areas Outside the JSC’s Authority.  The JSC shall not have any authority other than that expressly set forth in Section 3.3 and, specifically, shall have no authority to (a) amend, interpret, or terminate this Agreement, or (b) determine whether or not a breach of this Agreement has occurred.

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.5                               JSC Decisions.

(a)                                 Consensus; Good Faith; Action Without Meeting. The JSC shall decide all matters by consensus, with each Party having one (1) collective vote.  The members of the JSC shall act in good faith to cooperate with one another and to reach agreement with respect to issues to be decided by the JSC.  Action that may be taken at a meeting of the JSC also may be taken without a meeting if a written consent setting forth the action so taken is signed by one (1) duly authorized representative of each Party.

(b)                                 Failure to Reach Consensus.  In the event that the members of the JSC cannot come to consensus within *** with respect to any matter over which the JSC has authority and responsibility, the JSC shall submit the respective positions of the Parties with respect to such matter for discussion in good faith by the Alliance Managers.  If such Alliance Managers are not able to mutually agree upon the resolution to such matter within *** after the JSC’s submission to them, then the Alliance Managers shall submit the respective positions of the Parties with respect to such matter to the respective chief executive officers of VIVUS and Menarini for resolution.  If such chief executive officers are not able to mutually agree upon the resolution to such matter within *** after submission to them, then, subject to the limitations of Section 3.4, (a) to the extent such matter relates to a Development, regulatory, or manufacturing issue, the chief executive officer of VIVUS shall have the right to decide such matter, always with the aim of preserving the commercial viability of the Product in the Menarini Territory, and except that in no event can the chief executive officer of VIVUS unilaterally decide such matter in a manner that (i) creates or would reasonably be expected to create ***; (ii) *** or would reasonably be expected to *** the *** in the Menarini Territory; or (iii) is contrary to the express terms of this Agreement or any other written agreement between the Parties; and (b) to the extent such matter relates to a Commercialization issue (other than a manufacturing or regulatory issue), the chief executive officer of Menarini shall have the right to decide such matter, always with the aim of preserving the commercial viability of the Product in the Menarini Territory, and except that in no event can the chief executive officer of Menarini unilaterally decide such matter in a manner that (i) creates or would reasonably be expected to create ***; (ii) *** or would reasonably be expected to *** the ***, (or (ii) is contrary to the express terms of this Agreement or any other written agreement between the Parties.

3.6                               Subcommittees.  The JSC shall have the right to establish one (1) or more subcommittees and to delegate certain of its powers and responsibilities thereto.  Subcommittees established by the JSC shall operate under the same rules as the JSC, except that any disputes that cannot be resolved by a subcommittee in a reasonable time period shall be submitted to the JSC for resolution in accordance with Section 3.5.

3.7                               Alliance Manager.  Each Party shall appoint one (1) employee representative who possesses a general understanding of regulatory, manufacturing, and marketing issues to act as its respective alliance manager for this relationship (“Alliance Manager”).  The Alliance Manager would be one of the *** representatives on the JSC for each Party.

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE 4
DEVELOPMENT AND COMMERCIALIZATION

4.1                               Marketing Authorization. VIVUS shall use *** to obtain marketing authorization for the Product by the European Commission on the basis of the Existing MAA (such marketing authorization, the “Product Marketing Authorization”).  In any event, as part of VIVUS’s efforts to obtain the Product Marketing Authorization, VIVUS shall be responsible, at its sole cost and expense, for ensuring that the Product Marketing Authorization, when granted by the European Commission, accurately sets forth any and all post-approval commitments that have been presented in the opinion adopted by the EMA Committee for Medicinal Products for Human Use (the “Post-Marketing Requirements”).  Other than the Product Marketing Authorization, Menarini shall be responsible for obtaining any and all other Regulatory Approvals and Pricing Approvals for the Product that are necessary for marketing and sale of the Product in the individual countries of the Menarini Territory (“Other Approvals”).  For the avoidance of doubt, the Other Approvals shall not include any Regulatory Approvals granted by the European Commission.  The Parties acknowledge and agree that, as of the Execution Date, it is anticipated that, with respect to the European Union, the Other Approvals shall not include any formal regulatory approvals, but shall include only Pricing Approvals and certain local permits, notifications, and other similar ministerial regulatory activities.  Each Party shall keep the other Party reasonably informed of, and use reasonable efforts to consult with the other Party with respect to, any discussions between such Party and applicable Regulatory Authorities relating to post-Regulatory Approval studies of Product that may be required in connection with the Regulatory Approvals for which such Party is responsible hereunder.

4.2                               Transfer of Marketing Authorization.

(a)                                 Transfer.  Following the Execution Date, VIVUS shall promptly share with Menarini copies of (i) all documentation (including the electronic Common Technical Document sequences) submitted to EMA in connection with the Existing MAA, to the extent such documentation would be reasonably necessary for Menarini to exercise its rights and carry out its obligations under this Agreement and (ii) the Product information texts sent to the European Commission.  Concomitantly, VIVUS, in cooperation with Menarini, shall initiate activities for the filing of the request to transfer such Product Marketing Authorization to Menarini or its Affiliates as well any other variations agreed to be submitted before the transfer of the Product Marketing Authorization according to the terms set forth in this Section 4.2.  Within *** following the grant of the Product Marketing Authorization by the European Commission, VIVUS shall file a request for transfer of the Product Marketing Authorization to Menarini with the EMA.  VIVUS shall be responsible for submission to EMA of the application for transfer and for providing responses and additional documentation in response to any related questions posed by EMA concerning the transfer.  Menarini shall assist and cooperate with VIVUS in connection with such transfer.  Menarini shall defend, indemnify and hold harmless VIVUS, its Affiliates, and their respective officers, directors, employees, consultants and authorized agents and their respective successors and assigns or heirs, as the case may be, from and against any and all liabilities, losses, claims, suits, damages, costs and expenses (including but not limited to Losses) arising in connection with the filing of the application for the transfer of the Product Marketing Authorization with the EMA or otherwise relating to or resulting from such transfer.  Menarini shall be responsible for out of pocket costs and expenses incurred by

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

VIVUS or its Affiliates in connection with the application to the EMA for transfer of the Product Marketing Authorization and the related approval or refusal by the European Commission to transfer of such Product Marketing Authorization.  Such payments shall be based on documentarily evidenced invoices submitted by VIVUS to Menarini from time to time.  Menarini shall comply with all requirements imposed by this Section 4.2(a) independently of the outcome of the application procedure related to the transfer of the Product Marketing Authorization.  For clarity, only the Product Marketing Authorization will be transferred to Menarini, and no patents, patent applications, or other intellectual property of VIVUS shall be transferred.

(b)                                 Post-Transfer Responsibilities.  Following transfer of the Product Marketing Authorization to Menarini, Menarini shall comply with all requirements imposed on Menarini as the holder of the Product Marketing Authorization by the Applicable Law.  Menarini shall be fully responsible for maintaining the on-going validity of the Product Marketing Authorization and shall not take any steps that would reasonably be expected to undermine this validity; provided, however, that the Parties acknowledge that VIVUS will continue to have certain financial and operational responsibilities with respect to Development of the Product following transfer of the Product Marketing Authorization, as described in Section 4.3.  VIVUS shall have the right to propose and agree with Menarini (and vice-versa) on post-transfer activities that are required to maintain the validity of the Product Marketing Authorization and to allow Menarini to comply with its obligation to maintain the Product Marketing Authorization.  VIVUS will cooperate with Menarini in the submission of the post-transfer notifications.  Failure by Menarini to comply with the obligations imposed by Applicable Law in relation to the Product or any actions and omissions by Menarini that would reasonably be expected to undermine the validity of the Product Marketing Authorization shall be deemed to be a material breach of this Agreement, giving rise to VIVUS’s right to terminate this Agreement pursuant to Section 12.2(a).

(c)                                  Restriction on Further Transfer.  Menarini shall in no circumstances transfer, or permit any Affiliates to transfer, the Product Marketing Authorization to any Third Party.  Any attempt by Menarini or its Affiliates to transfer the Product Marketing Authorization to a Third Party shall be deemed to be a material breach of this Agreement, giving rise to VIVUS’s right to terminate this Agreement pursuant to Section 12.2(a).

(d)                                 VIVUS Retained Rights.  Notwithstanding the transfer of the Product Marketing Authorization for the Product by VIVUS to Menarini as provided in Section 4.2 above, VIVUS shall, in all circumstances, retain the following rights after such transfer: (i) VIVUS shall, in accordance with Section 2.2(a) of this Agreement, exercise control over the selection of the manufacturer of the Product in Menarini Territory unless and until the supply chain for the Menarini Territory is transferred to Menarini pursuant to Section 6.2; (ii) VIVUS shall remain the owner of all data filed with Regulatory Authorities in connection with the Existing MAA and the Label Expansion Filing and shall retain the right, with prior notice to Menarini, to grant access to this data to Third Parties who are collaborating with or otherwise assisting VIVUS in connection with the Development, Commercialization, or manufacturing of

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

the Product and/or the development, commercialization, or manufacturing of any other VIVUS product; and (iii) VIVUS shall, in accordance with Section 5.1(d), retain final decision-making right with respect to the content of any communications with Regulatory Authorities in the Menarini Territory in connection with (A) any Post-Marketing Requirements or any post-Regulatory Approval studies in relation to the Product and (B) qualification of Product manufacturers.

4.3                               Development Obligations.

(a)                                 QT Study.  VIVUS shall be responsible for conducting, at its sole cost and expense, a study evaluating any QTc prolongation by Product (the “QT Study”) in accordance with any relevant details set forth the Post-Marketing Requirements and the guidance provided by the EMA.

(b)                                 Post-Approval Studies.  Where requirements to conduct post-Regulatory Approval studies are imposed by a Regulatory Authority in the Menarini Territory (including the Post-Marketing Requirements, but excluding the QT Study), whether imposed on VIVUS as the initial holder of the Product Marketing Authorization or on Menarini as the subsequent holder of the Product Marketing Authorization, Menarini shall be responsible for conducting such post-Regulatory Approval studies of Product.  VIVUS shall pay for *** percent (***%) of the costs of conducting any such post-Regulatory Approval studies.  Notwithstanding the foregoing, if and when VIVUS’s actual aggregate payments under the preceding sentence exceed *** Euros (€***), VIVUS shall have the right to forego any further ***, in which case Menarini shall be solely responsible for any further costs of conducting such post-Regulatory Approval studies, subject to its termination right described in the following sentence.  For clarity, if the EMA or the European Commission requires any post-Regulatory Approval studies under the Existing MAA that were not included in the opinion adopted by the EMA’s Committee for Medicinal Products for Human Use and the Product Marketing Authorization or if the QT Study results into any change of the SmPC of Product which would reasonably have a negative impact on the Commercialization of the Product in the Territory, Menarini shall have the right to terminate this Agreement at its sole discretion pursuant to Section 12.2(c).

(c)                                  Use of Data.  VIVUS shall have the right, without any additional payment, to use any clinical or non-clinical data developed by or on behalf of Menarini or its Affiliates relating to the Product solely (i) to support the Regulatory Approval of Products in the Menarini Territory, (ii) to support the Regulatory Approval of Products in the VIVUS Territory, and (iii) for Promotional, marketing, and medical education purposes in support of the Commercialization of Product in the VIVUS Territory.  The rights set forth in subsections (ii) and (iii) may be sublicensed by VIVUS to any Third Party collaborator or licensee in the VIVUS Territory (or a portion of the VIVUS Territory) who also holds Development or Commercialization rights to the Product.

(d)                                 Time of Onset Study.  VIVUS shall continue to perform the Time of Onset Study, at VIVUS’s sole cost and expense.  At its sole cost and discretion, VIVUS may

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

prepare and file with the EMA appropriate Regulatory Materials designed to use the results of the Time of Onset Study to obtain a Time of Onset Claim for the Product in the Menarini Territory (the “Label Expansion Filing”).  Menarini shall provide VIVUS with all reasonable assistance necessary for such preparation and filing.  If the Product Marketing Authorization has been transferred to Menarini pursuant to Section 4.2, such assistance shall include, without limitation, filing the Label Expansion Filing on VIVUS’s behalf.  Data or results from the Time of Onset Study shall be owned by VIVUS and, provided that Menarini makes any Label Expansion Filing-related milestone payment under Section 7.2 that comes due, shall be licensed to Menarini hereunder as VIVUS Know-How pursuant to Section 2.2.

(e)                                  Other Development.  As between the Parties, except for the responsibilities assigned to Menarini pursuant to Sections 4.1, 4.2(b), 4.3(b), and 4.9, VIVUS shall have the sole right to conduct any further Development work (including clinical trials) on the Product, at its sole discretion but with the aim of preserving the Product profile and the commercial viability of the Product in the Menarini Territory.  VIVUS shall be responsible for all of its costs in connection with any further Development activities that it conducts, unless otherwise mutually agreed by the Parties.

4.4                               Commercialization — General.  Subject to the terms of this Agreement, Menarini shall have responsibility and decision-making authority for Commercialization activities for the Menarini Territory to be carried out in accordance with the Commercialization and Medical Affairs Plan.  Menarini shall be responsible for all costs and expenses associated with such Commercialization activities.  The Commercialization activities shall comply with Applicable Law and shall not undermine the validity of any Regulatory Approvals granted for the Products.

4.5                               Commercialization and Medical Affairs Plan.

(a)                                 Commercialization of the Product under this Agreement shall be governed by a written Commercialization and Medical Affairs Plan that describes the anticipated minimum requirements pertaining to the Commercialization activities to be performed with respect to Product in the Menarini Territory by Menarini or on its behalf by permitted Third Parties, as well as projected timelines and line-item quarterly budgets for such activities (the “Commercialization and Medical Affairs Plan”).  Each Commercialization and Medical Affairs Plan shall address, in reasonable detail, at least the minimum requirements pertaining to call plans for Detailing of Product, Sales Force training, Sample Distribution strategies and quantities, Product positioning and scientific communication strategy, DTC advertising of over-the-counter medicinal products, and non-DTC advertising of over-the-counter and prescription-only medicinal products intended solely for physicians.  Additional content requirements for the Commercialization and Medical Affairs Plan are set forth in Section 4.9.  In compliance with the Applicable Law and particularly with Article 98(1) of Directive 2001/83/EC on the Community code relating to medicinal products for human use, Menarini shall be responsible for the establishment and functioning of the scientific service in charge of information concerning the Products.

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b)                                 Attached hereto as Exhibit C is a Commercialization and Medical Affairs Plan covering activities to be conducted in preparation of Product Launch and during Sales Year 1.  No later than *** after the date on which the European Commission grants the Product Marketing Authorization, Menarini shall prepare an updated version of the Commercialization and Medical Affairs Plan for review and approval by the JSC.  In accordance with Section 4.5(a) of this Agreement, this Commercialization and Medical Affairs Plan will include a description of the actions to be taken by Menarini to fulfill the scientific information obligations to which the Existing MAA and any other Regulatory Approvals give rise.

(c)                                  Menarini shall thereafter update the Commercialization and Medical Affairs Plan on an annual basis as follows:  Menarini shall provide the JSC with a draft update to the Commercialization and Medical Affairs Plan no later than *** of each year.  In preparing the updated version of the Commercialization and Medical Affairs Plan, Menarini shall analyze the effectiveness of the elements of the prior year Commercialization and Medical Affairs Plan and an updated sales forecast to develop a future year Commercialization and Medical Affairs Plan.  The JSC shall either approve the proposed Commercialization and Medical Affairs Plan or request specific changes to it.  Menarini shall then modify the proposal based on the JSC’s direction and re-submit the Commercialization and Medical Affairs Plan for JSC review and approval.  Menarini may, at its election, update the Commercialization and Medical Affairs Plan between annual updates by following this same procedure.

(d)                                 Each Party shall use *** in performing its obligations under this Section 4.5 concerning (as applicable) the preparation, review, and approval of the Commercialization and Medical Affairs Plan.

(e)                                  In the event of any inconsistency between the Commercialization and Medical Affairs Plan and this Agreement, the terms of this Agreement shall prevail.

4.6                               Diligent Commercialization by Menarini.  Menarini, itself or through its Affiliates or permitted sublicensees, shall use *** to Commercialize the Product in the Field in the Menarini Territory.  Without limiting the generality of the foregoing, Menarini shall satisfy the following requirement:

(a)                                 Product Launch.  Subject to Section 4.6(b), Menarini shall (i) commence a Product Launch in each Major Country in the Menarini Territory no later than *** after grant of the Product Marketing Authorization by the European Commission; (ii) commence a Product Launch in each other country in the Menarini Territory (except ***) no later than *** after grant of the Product Marketing Authorization by the European Commission; and (iii) commence a Product Launch in *** no later than ***.

(b)                                 Conditions.

(i)                                     Menarini’s obligations with respect to Product Launch in Section 4.6(a) shall not apply to the extent that such Product Launch is delayed or otherwise

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

compromised by VIVUS’s failure to supply (or have supplied), in accordance with Commercial Supply Agreement, bulk tablets of Product ordered by Menarini thereunder.

(ii)                                  In the event that, for reasons outside the reasonable control of Menarini, the transfer the Product Marketing Authorization to Menarini has not occurred by the deadline for Product Launch set forth in Section 4.6(a) (a “Transfer Delay”), the deadline for Menarini to comply with Section 4.6(a) shall be automatically extended, for all countries in the Menarini Territory (other than ***), until *** after such transfer is complete; provided that such extension is expressly conditioned on Menarini paying the applicable Product Launch milestone(s) in Section 7.2 no later than *** after grant of the Product Marketing Authorization by the European Commission (i.e., notwithstanding the failure of Product Launch to occur by such date), but only if VIVUS has complied with its obligations pursuant to Section 4.2(a); and provided, further, that Menarini shall use *** to comply with Section 4.6(a) within *** after the transfer is complete rather than using *** granted above.

(iii)                               The deadline for Menarini to comply with Section 4.6(a) shall be automatically extended, on a country-by-country basis, in proportion to any delay in Product Launch that is caused by the action or inaction of a Regulatory Authority and that is outside the reasonable control of Menarini (excluding any such delay resulting from a Transfer Delay, which shall be addressed as provided in Section 4.6(b)(ii)); provided, however, that in the case of a delay in a Major Country, any such extension shall in no event be greater than *** and, in addition, such extension is expressly conditioned on Menarini paying the applicable Product Launch milestone(s) in Section 7.2 no later than *** after grant of the Product Marketing Authorization by the European Commission (i.e., notwithstanding the failure of Product Launch to occur by such date); and (ii) in the case of a delay in any other country in the Menarini Territory, any such extension shall in no event be greater than *** and, in addition, is expressly conditioned on Menarini using *** to complete Product Launch in such country as soon as reasonably practicable.

4.7                               Sales Force.

(a)                                 General.  Menarini shall at all times during the Term maintain a Sales Force containing a reasonable number of sales representatives in order to meet Menarini’s obligations under Section 4.6.  The Sales Force may consist of employees of Menarini or a contract sales force (or a combination thereof); provided that Menarini shall remain responsible for the management, supervision, and performance of such contract sales force.

(b)                                 Qualifications.  Menarini shall subject the members of its Sales Force to substantially the same minimum qualifications that it applies to its sales forces for its other products in the Menarini Territory.

(c)                                  Compensation.  Menarini shall be solely responsible for all costs and expenses of recruiting, hiring, maintaining and compensating its Sales Force, including salaries, benefits and incentive compensation.

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

4.8                               Promotional Materials.

(a)                                 Menarini shall be responsible, at its expense, for preparing and producing the Promotional Materials, which will be reviewed and approved by the VIVUS within and not later than *** from the receipt of the Promotional materials from Menarini. In case of no reply by VIVUS within the aforesaid timeframe, the Promotional Material in question shall be considered accepted and approved by VIVUS. VIVUS shall not refuse approval of Promotional Material unreasonably; however, to the extent that VIVUS disagrees with Promotional messages or tactics proposed by Menarini for Product in the Menarini Territory, it may raise such issues with Menarini for discussion and resolution.

(b)                                 Menarini shall not use or distribute in connection with Promotion of the Product in the Menarini Territory any promotional materials other than the Promotional Materials in the form(s) prepared and approved in accordance with this Section 4.8.  Menarini shall be solely responsible for timely submitting, as applicable, any Promotional Materials to Regulatory Authorities in the Menarini Territory (including any applicable governmental authorities in individual countries in the Menarini Territory).  Menarini shall use and distribute the Promotional Materials in accordance with the Commercialization and Medical Affairs Plan and the terms of this Agreement, and Menarini shall not use or distribute out-dated Promotional Materials.

(c)                                  Menarini shall not use or distribute in connection with Promotion of the Product any materials bearing VIVUS’s name or trademarks without VIVUS’s prior written approval.  Notwithstanding the foregoing, Menarini shall be permitted to use the VIVUS Trademarks in accordance with the license granted in Section 2.2(c).

4.9                               Medical Affairs Activities.  The Commercialization and Medical Affairs Plan shall describe the anticipated medical affairs activities to be performed with respect to Product in the Menarini Territory by Menarini or on its behalf by permitted Third Parties (the “Menarini Medical Affairs Activities”), as well as projected timelines and line-item quarterly budgets for such activities.  Each Commercialization and Medical Affairs Plan shall address, in reasonable detail, grants to support continuing medical education, medical information services, the support of investigator-initiated trials, and phase IV clinical trials (in each case, with respect to Product in the Field in the Menarini Territory).  For clarity, the foregoing content requirements are in addition to those described in Section 4.5(a).  Menarini, itself or through its Affiliates or permitted sublicensees, shall carry out the Menarini Medical Affairs Activities in accordance with the Commercialization and Medical Affairs Plan, using ***. Should Menarini, in its reasonable opinion, believe that the Medical Affairs Plan or the Menarini Medical Affairs Activities need to be adjusted or modified, it shall send the proposed adjustment or modification to VIVUS’ review and approval and VIVUS shall reply to Menarini within and not later than *** from the receipt of Menarini’s request. In case of no reply by VIVUS within the aforesaid timeframe, the adjustment or modification in question shall be considered accepted and approved by VIVUS.  VIVUS shall not refuse approval of any of the foregoing unreasonably.

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

4.10                        Compliance.

(a)                                 In performing its duties hereunder, Menarini shall and shall cause its Sales Force to: (i) Commercialize the Product in conformity with its approved labeling; and (ii) comply with all Applicable Laws, including all laws and regulations and other guidelines concerning the sale, promotion, and advertising of prescription drug products that are applicable to the Menarini Territory, and the EFPIA Code and related national codes, in each case to the extent applicable to the Menarini’s activities hereunder and as may be amended or supplemented from time to time.

(b)                                 Menarini shall Commercialize the Product in a professional, ethical and competent manner.  Without limiting the generality of the foregoing, Menarini shall ensure that each of its employees and Sales Force representatives does not make any representation, statement, warranty or guaranty with respect to the Product that is inconsistent with its current labeling or with the JSC-approved Promotional Materials, that is deceptive or misleading, or that disparages the Product or the good name, goodwill or reputation of VIVUS or its Affiliates.

(c)                                  Menarini shall ensure that all interactions with healthcare professionals licensed to practice in any country in the Menarini Territory comply with the Applicable Law, including but not limited to the prohibition of inducements and the requirement of conclusion of written agreements with the healthcare professionals, and the notification, approval and public disclosure of these agreements.

4.11                        Re-Sale Price.  Menarini shall be free to determine the price(s) at which it sells Products in the Menarini Territory, subject to any Pricing Approvals or other requirements imposed by Applicable Laws.

4.12                        Commercialization Reports.  Menarini shall keep the JSC reasonably informed regarding the material progress and results of its Commercialization activities and those of its Affiliates, sublicensees and Third Party contractors, including providing the following:

(a)                                 On a monthly basis during the Term, an email report of gross sales and Net Sales of the Products in the Menarini Territory, on a country-by-country basis, during said period and on a calendar year-to-date basis.

(b)                                 Within *** after the end of each calendar quarter during the Term, a written report summarizing Menarini’s material Commercialization activities pursuant to this Agreement for such quarter and on a calendar year-to-date basis, including: (i) the number of Details made; (ii) the total number of Sample Distributions delivered and/or redeemed, and (iii) Information in Menarini’s possession regarding any advertising relating to the Product.

Any report submitted to VIVUS by Menarini under this Agreement shall be in a reasonable format, as determined by Menarini in good faith.  Each such report shall be considered Menarini’s Confidential Information.

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

4.13                        Menarini Records and Audits.  Menarini shall keep complete and accurate records of (a) the number of Details delivered by sales representatives under Menarini’s control, (b) the total number of Sample Distributions distributed and/or redeemed, and (c) Information regarding any advertising relating to the Product.  All such records shall be retained for at least *** following the Sales Year in which they are generated, or longer if required by Applicable Laws.  At VIVUS’s request, such records and Menarini’s Detail and Sample Distribution activity reporting system shall be available for review at a Menarini facility in the Menarini Territory not more than once each calendar year (during normal business hours on a mutually agreed date with reasonable advance notice) by an independent Third Party auditor mutually agreed upon by the Parties and subject to confidentiality and non-use obligations no less stringent than those set forth in Article 11 for the sole purpose of verifying for VIVUS the accuracy of the reports furnished by Menarini pursuant to this Section.  The expense of such auditor shall be borne solely by VIVUS unless such audit reveals a numerical reporting error of *** percent (***%) or more during the applicable audit period, in which case Menarini shall bear the full cost of such audit.  Such auditor shall not disclose Menarini’s confidential information to VIVUS, except to the extent such disclosure is necessary to verify the accuracy of the reports furnished by Menarini.

4.14                        Cross-Territory Sales.  Menarini shall Commercialize the Products only in the Menarini Territory.  Menarini shall not directly or indirectly solicit, advertise, sell, distribute, ship, consign, or otherwise transfer the Products outside the Menarini Territory, unless Menarini knows that the Products in question are to be re-imported in the European Union by the purchaser.  To the extent permitted by Applicable Law, Menarini shall use *** to ensure that Products sold in the Menarini Territory are not used outside the Menarini Territory.  Menarini shall use *** to ensure that its sublicensees, distributors, and wholesalers comply with all of the foregoing obligations.

ARTICLE 5
REGULATORY

5.1                               Regulatory Materials and Regulatory Approvals.

(a)                                 Product Marketing Authorization.  Except as provided in the remainder of this Section 5.1(a), VIVUS shall be the legal and beneficial owner of the Existing MAA and any Regulatory Approvals in the Menarini Territory that are not Other Approvals (including the Product Marketing Authorization and any other Regulatory Approval granted by the European Commission).  All Regulatory Materials for Products in the Menarini Territory that are related to the Existing MAA (as well as all other Regulatory Materials for Products in the Menarini Territory that are not related to Other Approvals) shall be filed by, and in the name of, VIVUS.  VIVUS alone shall be responsible for all communications and other dealings with the EMA, the European Commission, or other multi-jurisdictional Regulatory Authorities in the Menarini Territory relating to the Product, the Existing MAA, or the Product Marketing Authorization.  Notwithstanding the foregoing, upon transfer of the Product Marketing Authorization to Menarini in accordance with Section 4.2, (i) Menarini shall be the legal and beneficial owner of

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

the Product Marketing Authorization and any other Regulatory Approval granted by the European Commission, (ii) Menarini shall be solely responsible for all communications and other dealings with the EMA, the European Commission, or other multi-jurisdictional Regulatory Authorities in the Menarini Territory relating to the Product or the Product Marketing Authorization, subject to Section 5.1(d) of this Agreement.

(b)                                 Other Approvals.  Menarini shall be the legal and beneficial owner of all Other Approvals.  Regulatory Materials relating to the Other Approvals shall be filed by, and in the name of, Menarini.

(c)                                  Costs.  Each Party shall bear its own costs in connection with its performance of regulatory activities hereunder.  Notwithstanding the foregoing, Menarini shall be responsible for any fees payable to the EMA, European Commission, or any other Regulatory Authority in the Menarini Territory with respect to the Product.

(d)                                 Notifications; Communications with Regulatory Authorities.  During the Term, each Party shall keep the other Party reasonably and regularly informed of such Party’s submission to Regulatory Authorities of all material Regulatory Materials, meetings with Regulatory Authorities, and receipt of, or any material changes to existing, Regulatory Approvals, in each case for the Product in the Menarini Territory, pursuant to procedures to be developed by the JSC.  Prior to transfer of the Product Marketing Authorization to Menarini in accordance with Section 4.2, VIVUS shall retain the right to make any final decisions with respect to the content of any communications that it makes to Regulatory Authorities regarding the Product; provided, however, that any commitments to a Regulatory Authority in the Menarini Territory that would reasonably be expected to materially increase the costs incurred by Menarini in Commercializing the Product in the Menarini Territory or to have a material impact on Menarini’s Commercialization of the Product in the Menarini Territory shall require Menarini’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Following transfer of the Product Marketing Authorization to Menarini in accordance with Section 4.2, Menarini shall have the right to make any final decisions with respect to the content of any communications that it makes to Regulatory Authorities regarding the Product; provided, however, that (i) any commitments to a Regulatory Authority in the Menarini Territory that would reasonably be expected to have a material impact on the Commercialization of the Product in the VIVUS Territory shall require VIVUS’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) Menarini shall consult with VIVUS regarding any communications or other dealings with Regulatory Authorities in the Menarini Territory in connection with (A) any Post-Marketing Requirements or post-Regulatory Approval studies in relation to the Product or (B) qualification of Product manufacturers, and VIVUS shall retain final decision-making right with respect to the content of any related communications with Regulatory Authorities in the Menarini Territory.  To such end, Menarini agrees to comply with and implement VIVUS’s decisions with respect to such communications or other dealings.

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

5.2                               Other Regulatory Obligations.

(a)                                 Menarini shall comply with all pharmacovigilance obligations imposed by the Applicable Law in relation to the Product.  Menarini shall keep VIVUS informed, in a timely manner consistent with Applicable Laws governing adverse event reporting obligations and the pharmacovigilance reporting requirements to Regulatory Authorities in the Menarini Territory, of any Information that Menarini receives (directly or indirectly) that (i) raises any material concerns regarding the safety or efficacy of the Product; (ii) indicates or suggests a potential material liability of either Party to Third Parties in connection with the Product; (iii) is reasonably likely to lead to a recall or market withdrawal of the Product; or (iv) relates to the Product and is reasonably likely to have a material impact on a Regulatory Approval, Pricing Approval, or the Commercialization of the Product.  Menarini shall provide VIVUS with drafts of all pharmacovigilance reports to the Regulatory Authorities and shall not submit such reports before VIVUS has reviewed and been provided a reasonably opportunity to comment on such reports and discuss such reports with Menarini.  Failure by Menarini to comply with the provisions of this Section shall be deemed to be a material breach of this Agreement, giving rise to VIVUS’s right to terminate this Agreement pursuant to Section 12.2(a).

(b)                                 Each Party shall fully cooperate with and assist the other Party in complying with any regulatory obligations with respect to the Product in the Menarini Territory.  Without limiting the foregoing, if a Party receives an inquiry from a Regulatory Authority relating to the Product and such Party is responsible for communications with such Regulatory Authority (as described in Section 5.1 and Section 5.2(c)), the other Party shall provide to such responsible Party upon request, within *** (or sooner if reasonably required for the responsible Party to meet a deadline set by the relevant Regulatory Authority or by Applicable Law), such information and documentation in its possession as may be necessary or helpful to prepare a response to such inquiry.

(c)                                  Prior to the transfer of the Product Marketing Authorization to Menarini, Menarini shall not communicate with any Regulatory Authority regarding any Product unless explicitly requested or permitted in writing to do so by VIVUS.  Following the transfer of the Product Marketing Authorization to Menarini, Menarini’s communications with Regulatory Authorities regarding the Product shall comply with Section 5.1(d), Section 5.2(a), and Section 5.2(b).

5.3                               Audit Right.  VIVUS shall have the right at its own expense, upon reasonable notice to Menarini and during regular business hours, to inspect and audit the systems, processes, and standard operating procedures being used by Menarini in connection with the Commercialization of Product in the Territory (including procedures for collecting and reporting adverse events) to assure compliance by Menarini with (a) Applicable Law and (b) the terms and provisions of this Agreement and the PV Agreement.  Such audits will be limited to *** per calendar year (provided, however, that more frequent audits shall be permitted if in response to a specific problem or deficiency).  Menarini shall within *** remedy or cause the remedy of any deficiencies which may be noted in any such audit or, if any such deficiencies cannot reasonably be remedied within such *** period, present to VIVUS a written plan to remedy such deficiencies as soon as possible; and the failure by Menarini to remedy or cause the remedy of

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

any such deficiencies within such *** period or to present such a plan within such *** period and then use its *** to remedy or cause the remedy of such deficiencies in accordance with such written plan, as the case may be, shall be deemed a material breach of this Agreement.  Menarini acknowledges that the provisions of this Article 5 granting VIVUS certain audit rights shall in no way relieve Menarini of any of its obligations under this Agreement, nor shall such provisions require VIVUS to conduct any such audits.

5.4                               Rights of Reference.  VIVUS hereby grants to Menarini an exclusive right of reference to all Regulatory Materials and Regulatory Approvals owned or Controlled by VIVUS solely for the purpose of obtaining or maintaining, during the Term, the Other Approvals and, after transfer of the Product Marketing Authorization to Menarini, the Product Marketing Authorization, in each case subject to Section 4.3(d).  Menarini hereby grants to VIVUS an exclusive right of reference to all Regulatory Materials, Regulatory Approvals, and Pricing Approvals owned or Controlled by Menarini solely for the purpose of obtaining or maintaining Regulatory Approval for Product in the Menarini Territory or the VIVUS Territory during the Term.

5.5                               Regulatory Actions.

(a)                                 Notice of Non-Compliance.  Each Party shall promptly disclose to the other Party any information that it receives pertaining to notices from Regulatory Authorities in the Menarini Territory of non-compliance with Applicable Laws in connection with the Product.

(b)                                 Inspection or Audit.  If a Regulatory Authority desires to conduct an inspection or audit of Menarini’s facility or a facility under contract with Menarini with regard to the Product in the Menarini Territory, Menarini shall cooperate and cause the contract facility to cooperate with such Regulatory Authority during such inspection or audit.  Menarini shall notify VIVUS immediately by telephone and facsimile (with a follow-up by mail) upon, but not later than *** after learning that an audit or inspection by a Regulatory Authority is scheduled to take place, or, if there is no prior notice by any Regulatory Authority, that an audit or inspection has commenced.  Menarini shall make all efforts to coordinate any scheduling of an audit or inspection by a Regulatory Authority to permit VIVUS and its representatives to attend such an audit or inspection.  Menarini shall permit VIVUS and its representatives to review and comment in advance on any written communication from Menarini to any Regulatory Authority in connection with such an audit or inspection.  Menarini shall promptly provide VIVUS with copies of all communications between Menarini and any Regulatory Authority related to such an audit or inspection and shall promptly propose to VIVUS actions to correct any deficiencies found by the Regulatory Authority during the audit or inspection.  Menarini shall segregate, and not disclose, any Confidential Information of VIVUS or other materials, correspondence and documents that are not required to be disclosed during an audit or inspection by a Regulatory Authority.  To the extent that Menarini, rather than VIVUS, receives the inspection or audit observations of such Regulatory Authority, Menarini shall provide a copy of such observations to VIVUS within *** following receipt.  Menarini shall prepare the response to any such observations, but the submission of the response to the applicable Regulatory Authority shall be

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

subject to VIVUS’s final approval of response, which approval shall not be unreasonably withheld.  Upon written approval by VIVUS, Menarini shall implement at its own cost the actions to correct any material deficiencies found by the Regulatory Authority during the audit or inspection in accordance with VIVUS’ instructions, the requirements of the Regulatory Authority and the Applicable Law (“Corrective Actions”).  If Menarini fails to implement the Corrective Actions in any material respect, this shall be deemed to be a material breach of this Agreement, giving rise to VIVUS’s right to terminate this Agreement pursuant to Section 12.2(a).  In the case of any audit or inspection of Menarini’s facility or a facility under contract with Menarini where such audit or inspection is not related to the Product, Menarini shall promptly notify VIVUS of any findings of such an audit or inspection that may have an effect on Menarini’s ability to assume its obligation and responsibilities imposed by this Agreement.

(c)                                  Product Withdrawals and Recalls.  The Parties shall exchange their internal standard operating procedures (“SOPs”) for conducting product recalls reasonably in advance of Product Launch, and shall discuss and resolve any conflicts between such SOPs and issues relating thereto promptly after such exchange.  In the event of any disagreement as to how to resolve any such conflicts, VIVUS’s SOP shall control unless and until VIVUS transfers ownership of the Product Marketing Authorization to Menarini, and Menarini’s SOP shall control thereafter.  If either Party becomes aware of information relating to any Product that indicates that a unit or batch of such Product may not conform to the specifications therefor, or that potential adulteration, misbranding, and/or other issues have arisen that relate to the safety or efficacy of Products, it shall promptly so notify the other Party.  To the extent practicable, the Parties shall discuss the circumstances of any potential product recall, field correction, or withdrawal of any Product and possible appropriate courses of action.  If Menarini decides to initiate a recall, field correction, or withdrawal of Product in the Menarini Territory, Menarini shall have the right and responsibility, at its expense, to control such recall, field correction, or withdrawal in a manner consistent with its internal SOPs (as revised pursuant to the first sentence of this Section 5.5(c), if applicable); provided, however, Menarini shall consider in good faith the views of VIVUS as to whether a recall, field correction, or withdrawal is necessary or appropriate.  If (i) a Regulatory Authority or other Applicable Law requires a recall, field correction, or withdrawal of Product in the Menarini Territory, and (ii) Menarini fails to initiate such recall, field correction, or withdrawal within the deadline imposed by the Regulatory Authority, VIVUS shall have the right, at its expense, to control such recall, field correction, or withdrawal in a manner consistent with its internal SOPs (as revised pursuant to the first sentence of this Section 5.5(c), if applicable); provided, however, VIVUS shall consider in good faith the views of Menarini as to whether a recall, field correction, or withdrawal is necessary or appropriate.  For clarity, as between the Parties, VIVUS shall have the right, at its expense, to control all recalls, field corrections, and withdrawals of any Product in the VIVUS Territory.  Each Party shall maintain complete and accurate records of any recall, field correction, or withdrawal in its territory for such periods as may be required by Applicable Laws, but in no event for less than five (5) years.

5.6                               PV Agreement.  Not later than *** after the Effective Date, the Parties shall use *** to enter into a separate pharmacovigilance agreement (the “PV Agreement”) containing the

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

specific terms, conditions and obligations of the Parties with respect to the collection, reporting and monitoring of all adverse drug reactions, adverse events, medical inquires with safety concerns, and other relevant drug safety matters with respect to Products during the Term.  Menarini acknowledges that its obligations under the PV Agreement shall include collecting and monitoring adverse events in the Menarini Territory and providing VIVUS with information on such adverse events in a format and on a timeline specified in the PV Agreement, which format shall be consistent with regulatory obligations under Applicable Law (including any obligations imposed on VIVUS or Menarini, as the case may be, as the holder of the Product Marketing Authorization).  Any failure to comply with the PV Agreement by Menarini in any material respect shall be deemed to be a material breach of this Agreement, giving rise to VIVUS’s right to terminate this Agreement pursuant to Section 12.2(a).

ARTICLE 6
MANUFACTURING

6.1                               Commercial Supply Agreement.  Concurrent with the execution of this Agreement, the Parties have executed the manufacturing and supply agreement (the “Commercial Supply Agreement”) attached hereto as Exhibit D, under which VIVUS has agreed to supply, for the time period set forth therein, itself or through *** Third Party manufacturers, bulk tablets of Product to Menarini, its Affiliates, and/or its sublicensees for Commercialization in the Field in the Menarini Territory.  The Parties have also entered into a quality agreement governing the agreed-upon specifications and other technical aspects of supply of Products for Commercialization in the Field in the Menarini Territory (the “Quality Agreement”).  For the avoidance of doubt, none of VIVUS’s agreements with Third Party manufacturers and suppliers for the Product shall be assigned to Menarini on the Effective Date.

6.2                               Manufacturing Transition.

(a)                                         At any time during the Term, Menarini may elect (by written notice to VIVUS) either of the following:  (a) to accept an assignment of VIVUS’s agreements with the manufacture(s) then part of the supply chain for Product for use in the Field in the Menarini Territory (such option, “Supply Chain Transfer”) or (b) to manufacture, itself or through *** Third Party manufacturers, Compound and/or bulk tablets of Product for use by Menarini, its Affiliates, and/or its sublicensees in the Field in the Menarini Territory (such option, “Independent Manufacturing”).  Notwithstanding Menarini’s election to initiate Independent Manufacturing, the Commercial Supply Agreement shall continue in full force and effect, and Menarini may trigger the Supply Chain Transfer at a later date.  Similarly, if Menarini triggers the Supply Chain Transfer, Menarini shall retain the right to initiate Independent Manufacturing at a later date, but Menarini’s right to manufacture Product shall be subject to the limitation set forth in Section 2.2(b)(ii).

(b)                                         As promptly as practicable after the Effective Date, in preparation for the possibility of Supply Chain Transfer and/or Independent Manufacturing, the Parties shall

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discuss and agree on a written plan for these scenarios (the “Manufacturing Transfer Plan”), including without limitation procedures for ensuring that Menarini’s management of the supply chain following Supply Chain Transfer or initiation of Independent Manufacturing does not materially compromise the supply to VIVUS or its licensees of Product for use and/or sale in the VIVUS Territory.  Following agreement on such Manufacturing Transfer Plan, the Parties shall each use *** to carry out their respective obligations thereunder in a timely fashion; provided, however, the Supply Chain Transfer or initiation of Independent Manufacturing shall only occur if and when Menarini makes the applicable election pursuant to Section 6.2(a).  Following the Supply Chain Transfer, Menarini shall pay the Third Party manufacturer of Product directly for supply of Product.

(c)                                          Menarini’s right to conduct Independent Manufacturing is expressly conditioned on (i) grant of a related manufacturing authorization by the applicable Regulatory Authority; (ii) grant of a related variation to the existing Regulatory Approvals for the Products by the applicable Regulatory Authority; and (iii) Menarini’s continued compliance with any requirements imposed by Applicable Law or the applicable Regulatory Authority.  For clarity, the variation and manufacturing authorization referenced in subsections (i) and (ii) shall name Menarini and/or its Third Party manufacturer(s), as the case may be.  At any time following transfer of the Product Marketing Authorization to Menarini, Menarini may elect (by written notice to VIVUS) to proceed with any such variation and/or manufacturing authorizations that are necessary for Independent Manufacturing; provided, however, that Menarini’s right to conduct Independent Manufacturing shall not commence until Menarini formally makes the election to conduct Independent Manufacturing pursuant to Section 6.2(a).

(d)                                         If Menarini elects to conduct Independent Manufacturing, itself or through *** Third Party manufacturers, VIVUS shall cause its then-existing manufacturer(s) to transfer the technology of production to Menarini or the Third Party designated by Menarini, exclusive of any proprietary or confidential manufacturing technology of such manufacturer that can be used independently of the manufacture of Product.  Menarini shall be responsible for paying all out of pocket costs and expenses incurred by VIVUS or its Affiliates in connection with the variation to the Regulatory Approvals required for the appointment of Menarini or its designee(s) as new manufacturers for the Products, any other authorizations from a Regulatory Authority required for such appointment, or the aforesaid technology transfer, based on invoices submitted by VIVUS from time to time.  Menarini shall defend, indemnify and hold harmless VIVUS, its Affiliates, and their respective officers, directors, employees, consultants and authorized agents and their respective successors and assigns or heirs, as the case may be, from and against any and all liabilities, losses, claims, suits, damages, costs and expenses (including but not limited to Losses) arising in connection with the filing or seeking of such variations to the Regulatory Approvals or other manufacturing authorizations, or any personal injury or death resulting from the activities of Menarini or its designee(s) as new manufacturers.

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE 7
FINANCIALS

7.1                               License Fee.  No later than *** after the Effective Date, Menarini shall pay to VIVUS a one-time, non-refundable, non-creditable license fee of *** Euros (€***) by wire transfer of immediately available funds into an account designated by VIVUS.

7.2                               Regulatory Milestone Payment.  Menarini shall, subject to Section 4.6(b) and 7.11, make each of the payments indicated below to VIVUS within *** after the achievement of the corresponding milestone event.

Milestone Event	Payment
Approval of MAA by European Commission	€	***

Approval by European Commission (or other Regulatory Authority in the Menarini Territory) of a Time of Onset Claim for Product in the Menarini Territory, whether as part of the initial approval of an MAA, through approval of a Label Expansion Filing, or otherwise *

	€	***
Product Launch in Italy	€	***
Product Launch in Spain	€	***
Product Launch in Germany	€	***
Product Launch in France	€	***
Product Launch in the United Kingdom	€	***

* For the avoidance of doubt, this second milestone would be in addition to the first milestone, since the first milestone applies regardless of whether the Label Expansion Filing is filed or approved.  If the Time of Onset Claim is not permitted as a result of the initial approval of an MAA by the European Commission, VIVUS shall work with Menarini to include the Time of Onset Claim in the SmPC upon the successful completion of the Time of Onset Study.  VIVUS shall have *** from approval of an MAA by the European Commission to modify the SmPC; provided, however, that such deadline shall automatically be extended to *** after approval of an MAA by the European Commission if modification of the SmPC is delayed as a result of the action or inaction of Menarini.

Each milestone payment in this Section 7.2 shall be paid only once.  The maximum total amount of payment to VIVUS pursuant to this Section 7.2 shall be €***.  Each such payment shall be made by wire transfer of immediately available funds into an account designated by VIVUS.  Each such payment is nonrefundable and noncreditable against any other payments due hereunder.

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

7.3                               Royalty Pre-Payment Milestones.  No later than *** after approval of the MAA by EMA, Menarini shall pay to VIVUS a one-time payment of €*** as a pre-payment on royalties to be owed under Section 7.5.  Each such payment shall be made by wire transfer of immediately available funds into an account designated by VIVUS.  Each such payment is nonrefundable and, except as provided in Section 7.5, noncreditable against any other payments due hereunder.

7.4                               Sales Milestone Payments.  Menarini shall make each of the sales milestone payments indicated below to VIVUS when aggregate Net Sales of Product in any calendar year in the Menarini Territory reach the specified values.

Aggregate Net Sales in a Calendar Year		Payment
€	***	€	***
€	***	€	***
€	***	€	***

Each sales milestone payment in this Section 7.4 shall be paid only once.  The maximum total amount of payment to VIVUS pursuant to this Section 7.4 shall be €***.  Menarini shall notify and pay to VIVUS the amounts set forth in this Section 7.4 together with the delivery of the quarterly report pursuant to Section 7.8 for the calendar quarter in which the applicable event was achieved.  For clarity, in the event that more than one (1) of the aggregate Net Sales thresholds is achieved in a calendar year, Menarini shall owe each of the corresponding payments.  Each such payment shall be made in Euros by wire transfer of immediately available funds into an account designated by VIVUS.  Each such payment is nonrefundable and noncreditable against any other payments due hereunder.

7.5                               Royalty to VIVUS.

(a)                                 During the Royalty Term, on a calendar quarter basis, Menarini shall pay to VIVUS a royalty equal to *** percent (***%) of Net Sales of Products in the Menarini Territory; provided, however, that until the Royalty Pre-Payment has been fully credited pursuant to Section 7.5(b), such royalty percentage shall be *** percent (***%).

(b)                                 Menarini may credit the Royalty Pre-Payment against royalties owed under Section 7.5(a) (but not any payments owed under Section 7.6).  The Royalty Pre-Payment shall be creditable against *** Euros of royalty owed under Section 7.5(a).

7.6                               Additional Royalty.  In addition to the royalties owed to VIVUS pursuant to Section 7.5, Menarini shall be responsible for paying to VIVUS the royalties and other payments outlined in Exhibit E.  For the avoidance of doubt, the Parties acknowledge that such payments to VIVUS are intended to match payments owed by VIVUS to MTPC under the MTPC Agreement, that the definition of “net sales” under the MTPC Agreement is different than the definition of Net Sales hereunder, and that, as a result, Menarini’s payment obligations under this

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Section 7.6 and Exhibit E that are based on net sales shall be determined using the definition of “MTPC Agreement Net Sales” contained in Exhibit E.

7.7                               Reports; Payments.  Within *** after the end of each calendar month, Menarini shall provide VIVUS with a statement of (a) the amount of gross sales of Product by country in local currency during the applicable calendar month, (b) an itemized calculation of Net Sales showing Net Sales Deductions by country in local currency during such calendar month.  Within *** after the end of each calendar quarter, Menarini shall provide a statement of the details in (a) and (b) above and the calculation of the amount of royalty payment due on such sales for such calendar quarter pursuant to Section 7.5, any sales milestone payment due pursuant to Section 7.4, and any payment due pursuant to Section 7.6.  Together with such quarterly statement, Menarini shall provide VIVUS with any such payments due.  Notwithstanding the foregoing, with respect to the sales milestone payment owed by Menarini pursuant to Section 7.6 and Exhibit E, Menarini shall pay such sales milestone payment no later than *** after receipt of an invoice from VIVUS specifying such sales milestone payment.  All amounts payable to VIVUS under this Section 7.7 shall be paid in United States dollars (“USD”) by wire transfer of immediately available funds into an account designated by VIVUS (other than the sales milestone payments, which will be paid in Euros). These amounts payable to VIVUS in USD will be calculated starting from the amounts in local currencies (on a country by country and currency by currency basis) and converting these amounts to USD at the average quarterly cross-exchange rates, local currency into USD, as published by the European Central Bank, and the details of the calculation of the local currency amounts and the conversion to USD will be provided to VIVUS along with the quarterly statement described above.

7.8                               Taxes.  If, at any time during the Term,, Menarini is legally required to withhold any Taxes from payments due hereunder, Menarini shall (a) deduct such Taxes from the payment made to VIVUS, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to VIVUS.  Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect and shall discuss in good faith how to solve any situation where VIVUS may not deduct such payment for reasons beyond VIVUS’ reasonable control.  Notwithstanding the foregoing, if a deduction or withholding of Taxes hereunder arises as a result of any action by Menarini that has the effect of modifying the Tax treatment of, or increasing the Taxes applicable to, payments hereunder, in each case relative to the Tax treatment existing as of the Effective Date (a “Menarini Withholding Tax Action”), including without limitation an assignment of this Agreement by Menarini or any failure on the part of Menarini to comply with Applicable Law, then (i) the payment by Menarini shall be increased by the amount necessary (the “Additional Tax”) to ensure that VIVUS receives an amount equal to the amount that it would have received had no such Menarini Withholding Tax Action occurred, and (ii) the obligations in subsections (a)-(c) above shall apply with respect to such Additional Tax. Solely for purposes of this Section 7.8, “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by the applicable government or other taxing authority.

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7.9                               Late Payments.  If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at the yearly rate of *** percent (***%) above the then-applicable ***, or at the maximum rate permitted by Applicable Law, whichever is the lower..

7.10                        Records; Audits.  Menarini shall maintain complete and accurate books and records in accordance with Accounting Standards in sufficient detail to permit VIVUS to confirm the accuracy of milestone payments, royalty payments, and any other compensation payable under this Agreement for a period of *** from the creation of individual records or any longer period required by Applicable Law.  At VIVUS’s request, such records shall be available for review at a location in the Menarini Territory not more than once each calendar year (during normal business hours on a mutually agreed date with reasonable advance notice) at a location in the Menarini Territory by an independent Third Party auditor selected by VIVUS and approved by Menarini (such approval not to be unreasonably withheld, conditioned, or delayed) and subject to confidentiality and non-use obligations no less stringent than those set forth in Article 11 for the sole purpose of verifying for VIVUS the accuracy of the financial reports furnished by Menarini pursuant to this Agreement or of any payments made by Menarini to VIVUS pursuant to this Agreement.  Any such auditor shall not disclose Menarini’s Confidential Information to VIVUS, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Menarini or the amount of payments due by Menarini under this Agreement.  Any amounts shown to be owed but unpaid shall be paid within *** from the accountant’s report, plus interest (as set forth in Section 7.9) from the original due date.  Any amounts shown to have been overpaid may be credited by Menarini against future payments to VIVUS hereunder.  No payment to VIVUS shall be reduced by more than *** percent (***%) as a result of such credit, and Menarini may carry forward any unused credits to future calendar quarters.  VIVUS shall bear the full cost of such audit unless such audit reveals a payment or reporting error of *** percent (***%) or more during the applicable audit period, in which case Menarini shall bear the full cost of such audit.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1                               Ownership of Inventions.  Each Party shall own all inventions and Information made solely by the respective employees, agents, and independent contractors of it and its Affiliates in the course of conducting such Party’s activities under this Agreement (collectively, “Sole Inventions”), along with any patents and patent applications covering such Sole Inventions.  All inventions and Information that are made jointly by employees, Affiliates, agents, or independent contractors of both Parties in the course of performing activities under this Agreement (collectively, “Joint Inventions”), along with any Joint Patents, shall be owned jointly by the Parties.  Subject to any exclusive licenses granted pursuant to Section 2.2 or 2.3, each Party shall have the right to practice, license and exploit the Joint Inventions and Joint Patents worldwide, without consent of the other Party (and where consent is required by law, such consent is hereby deemed granted) and without a duty of accounting to the other Party.

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8.2                               Disclosure of Inventions.  Each Party shall promptly disclose to the other all Sole Inventions or Joint Inventions relating to Product or its composition, formulation, manufacture, or use, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, employees, agents or independent contractors describing such Sole Inventions or Joint Inventions.  Such Party shall also respond promptly to reasonable requests from the other Party for more Information relating to such inventions.

8.3                               Prosecution of Patents.

(a)                                 VIVUS Patents.  Subject to the provisions below, VIVUS shall, or shall cause MTPC to, use *** to prosecute and maintain the VIVUS Patents in accordance with Applicable Law and customary practices in the pharmaceutical industry.

(b)                                 Joint Patents.  With respect to any potentially patentable Joint Invention, the Parties shall meet and agree upon which Party, if any, shall prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain patent applications covering such Joint Invention (any such patent application and any patents issuing therefrom a “Joint Patent”) in any jurisdictions throughout the world, as well as the manner in which patent expense for such Joint Patent will be shared by the Parties.  The Party that prosecutes a patent application in the Joint Patents (the “Prosecuting Party”) shall provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding the applicable Joint Patents in the particular jurisdictions, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts.  The Prosecuting Party shall provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding the Joint Patent being prosecuted by such Party, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses.  In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority.  Either Party may determine that it is no longer interested in supporting the continued prosecution or maintenance of a particular Joint Patent in a country or jurisdiction, in which case the disclaiming Party shall provide the other Party with written notice of such determination at least *** before any deadline for taking action to avoid abandonment and shall provide the other Party with the opportunity to have the disclaiming Party’s interest in such Joint Patent in such country or jurisdiction assigned to the other Party, at no cost to the other Party.

(c)                                  Cooperation in Prosecution.  Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 8.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

8.4                               Enforcement of Patents.

(a)                                 Notification.  If a Party becomes aware of any infringement, threatened infringement, or alleged infringement of the VIVUS Patents or Joint Patents on account of a

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Third Party’s manufacture, use or sale of a Product in the Field in the Menarini Territory (in each case, a “Product Infringement”), then such Party shall promptly notify the other Party in writing of such Product Infringement, including any evidence in such Party’s possession demonstrating such Product Infringement.  Any certification or filing with a governmental authority in the Menarini Territory that asserts that infringement of a VIVUS Patent or Joint Patent will not arise from the manufacture, use or sale of a Product in the Field in the Menarini Territory by a Third Party or that asserts that any claims of a VIVUS Patent or Joint Patent covering Product in the Field in the Menarini Territory is invalid or unenforceable shall be deemed to be a Product Infringement hereunder, and each Party shall provide written notice to other Party of any such filed certification within *** of becoming aware thereof.

(b)                                 Enforcement.  Under the terms of the MTPC Agreement, as between VIVUS and MTPC, VIVUS has the first right to initiate, prosecute and control legal proceedings against any person or entity engaged in such Product Infringement of the VIVUS Patents in the Menarini Territory (the “Enforcement Right”).  During the Term, in the event of any Product Infringement of the VIVUS Patents in the Menarini Territory, VIVUS shall permit Menarini to exercise, or shall exercise on Menarini’s behalf (subject to Menarini’s consent), the Enforcement Right, subject to the remainder of this Section 8.4.  The foregoing exercise of the Enforcement Right shall be at Menarini’s sole expense, and Menarini agrees to pay for all reasonable costs and expenses incurred by VIVUS or its Affiliates in connection with such exercise.  To the extent the foregoing exercise of the Enforcement Right results in any Claim of a Third Party against VIVUS or its Affiliates, Menarini shall defend VIVUS against such Claim and shall indemnify VIVUS against Losses payable by VIVUS in connection therewith.  If Menarini decides not to bring such legal action, or if Menarini fails to initiate such legal action by the Action Date, it shall so inform VIVUS promptly, and VIVUS (and/or MTPC) shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable VIVUS Patents with respect to such Product Infringement in the Menarini Territory, at its own expense.

(c)                                  Cooperation.  Each Party shall provide to the Party enforcing any rights under Section 8.4(b) reasonable assistance in such enforcement, including joining such action as a party plaintiff if required by Applicable Law to pursue such action.  Additionally, to the extent requested by Menarini, VIVUS agrees to exercise its right under the MTPC Agreement to require MTPC to cooperate in any enforcement by or on behalf of Menarini pursuant to Section 8.4(b), including being joined as a party to such action if necessary.  The enforcing Party shall keep the other Party reasonably and regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.  The non-enforcing Party shall have the right to be represented in any action brought under Section 8.4(b) by counsel of its choice and at its own expense.  For clarity, as between the Parties, VIVUS (or MTPC or a VIVUS designee) shall have the exclusive right to bring and control any legal action in connection with any actual, alleged, or threatened infringement of a VIVUS Patent that is not a Product Infringement at its own expense as it reasonably determines appropriate.

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(d)                                 Settlement.  Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, neither Party shall settle any claim, suit or action brought under Section 8.4 involving VIVUS Patents in any manner that (i) admits the invalidity of, or otherwise impairs the other Party’s rights in, the VIVUS Patents or (ii) limits, or would reasonably be expected to limit, the ability of the other Party or its licensees to sell Products in its territory (i.e., the Menarini Territory in the case of Menarini or the VIVUS Territory in the case of VIVUS).  Notwithstanding the foregoing, in the event that (A) Menarini decides not to bring a legal action against Product Infringement in the Menarini Territory, or if Menarini fails to initiate such legal action by the Action Date, and (B) thereafter MTPC (or a licensee or designee of MTPC other than VIVUS) brings an action under the VIVUS Patents in the Menarini Territory or the VIVUS Territory, settlement of such action shall be at MTPC’s sole discretion and shall not require the consent of Menarini.

(e)                                  Recoveries.  Any recoveries resulting from an action brought by a Party under Section 8.4(b) relating to a claim of Product Infringement of a VIVUS Patent shall be first applied against payment of each Party’s costs and expenses in connection therewith.  Any such recoveries in excess of such costs and expenses (the “Remainder”) will be retained by the enforcing Party, provided that if Menarini is the enforcing Party, the Remainder shall be included in Net Sales for purposes of calculating royalties owed to VIVUS hereunder.

(f)                                   Joint Patents.  If a Third Party infringes any Joint Patent, the Parties shall discuss such infringement and the Parties shall each have the right, but neither Party shall be obligated, to bring an appropriate suit or other action under such Joint Patent against any person or entity engaged in such infringement.  If both Parties agree to so enforce such Joint Patents, they shall be jointly responsible for, and share equally, all the costs and expenses of any suit brought by them and shall equally share all recoveries with respect thereto.  If one Party elects not to enforce such Joint Patents against such infringement, then the other Party shall have the right, but not the obligation, to take action to enforce such Joint Patents against such infringement at its own cost and expense and such other Party may retain all recoveries with respect thereto.

8.5                               Patent Marking.  Menarini shall, and shall require its Affiliates and sublicensees, to mark Products sold by it hereunder with appropriate patent numbers or indicia to the extent permitted by Applicable Law.

8.6                               Trademarks.

(a)                                 General.  All uses of the VIVUS Trademarks and Menarini Trademarks shall comply with all Applicable Laws in the Menarini Territory.  Unless otherwise agreed by the Parties or required by the EMA, Menarini shall sell the Product in the Menarini Territory under the VIVUS Trademark Spedra®.  Menarini may include its company name and associated logos on all Product packaging and Promotional Materials for the Menarini Territory.

(b)                                 VIVUS Trademarks.  Menarini’s use of the VIVUS Trademarks shall be limited to the marketing, sale and distribution of the Product in the Menarini Territory.  Menarini

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shall not at any time register or cause to be registered any other trademark, name or design confusingly similar to any of the VIVUS Trademarks without the express consent of VIVUS, which consent shall not be unreasonably withheld, conditioned or delayed.  Menarini shall properly designate the VIVUS Trademarks on the packaging of the final Product, to the extent required or permissible by the applicable Regulatory Approvals.  All rights arising from the use of the VIVUS Trademarks in the Menarini Territory during the Term shall inure to VIVUS’s benefit.  Menarini agrees that the Products with which the VIVUS Trademarks are used shall conform to all requirements of the Regulatory Authority in the Menarini Territory.  Menarini shall, as soon as practicable after receiving notice of any potential infringement of the VIVUS Trademarks in the Menarini Territory, inform VIVUS of any such potential infringement.  VIVUS shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the VIVUS Trademarks.

(c)                                  Menarini Trademarks.  To the extent that Menarini elects to use other trademarks in addition to the VIVUS Licensed Trademarks in connection with the sale or marketing of Products in the Menarini Territory (such other trademarks, if any, the “Menarini Trademarks”), Menarini shall be responsible for the selection, adoption, registration, maintenance and defense of such Menarini Trademarks, as well as all expenses associated therewith.  Menarini shall own all Menarini Trademarks.

8.7                               Infringement of Third Party IP.  Each Party shall promptly notify the other in writing of any allegation, claim or suit that the manufacture, use or sale of a Product infringes or misappropriates a Third Party’s Patent or other intellectual property rights.  Subject to Article 10, each Party shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by such Party’s activities, at its own expense and by counsel of its own choice.

ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1                               Mutual Representations and Warranties.  Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows, as of the Execution Date:

(a)                                 Corporate Existence and Power.  It is a corporation or limited partnership, as applicable, duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or formed, and has all requisite power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)                                 Authority and Binding Agreement.  It has the requisite power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and this Agreement has been duly executed and delivered on its behalf, and constitutes a legal, valid, and binding obligation of such

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Party that is enforceable against it in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

(c)                                  Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other Third Parties required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained by it.

(d)                                 No Conflict.  The execution and delivery of this Agreement, the performance of such Party’s obligations hereunder and the licenses and sublicenses to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of Applicable Law existing as of the Execution Date, (ii) do not and will not conflict with or violate the certificate of incorporation, certificate of formation, by-laws, limited partnership agreement or other organizational documents of such Party, and (iii) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Execution Date.

9.2                               VIVUS Technology.  VIVUS hereby represents and warrants to Menarini as of the Execution Date that:

(a)                                 To the knowledge of VIVUS, VIVUS is the exclusive licensee of the VIVUS Patents in the Field in the Menarini Territory;

(b)                                 VIVUS has granted no rights to a Third Party under the VIVUS Technology with respect to the Commercialization of Products in the Field in the Menarini Territory;

(c)                                  to the knowledge of VIVUS as of the Execution Date, the manufacture and Commercialization of the Product in the Field in the Menarini Territory does not infringe any valid and enforceable Third Party patents in the Menarini Territory; and

(d)                                 VIVUS has not received any written notice from any Third Party asserting or alleging that the research, Development, making or using of Products by VIVUS prior to the Execution Date has infringed or otherwise violated, or that the Commercialization of Products in the Field in the Menarini Territory will infringe or otherwise violate, the intellectual property rights of such Third Party.

9.3                               VIVUS Trademark Representations and Warranties.  VIVUS hereby represents and warrants to Menarini as of the Execution Date that:

(a)                                 to the knowledge of VIVUS, there is no Third Party using or infringing any of the VIVUS Trademarks in the Menarini Territory in derogation of the rights granted to Menarini in this Agreement;

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(b)                                 VIVUS has not received notice of any opposition or cancellation action or litigation pending or any communication which expressly threatens an opposition or cancellation action, or other litigation, before any trademark office, court or any other governmental entity in the Menarini Territory with respect to any of the VIVUS Trademarks;

(c)                                  the VIVUS Trademarks are the only trademarks owned, held, Controlled, licensed or otherwise used (or intended to be used) by VIVUS or its Affiliates with respect to the Product in the Field in the Menarini Territory (other than VIVUS’s corporate name and/or logo); and

(d)                                 to the knowledge of VIVUS, it has all rights necessary to use the VIVUS Trademarks with respect to the Product in the Menarini Territory and to license to Menarini the VIVUS Trademarks as set forth above; and

(e)                                  to the knowledge of VIVUS, it has not infringed, misappropriated, diluted or otherwise violated any trademark of any Third Parties by registering or using the VIVUS Trademarks in the Menarini Territory.

9.4                               Compliance with Law.  Each Party shall, and shall ensure that its Affiliates and sublicensees shall, comply with all Applicable Laws in exercising their rights and fulfilling their obligations under this Agreement.

9.5                               Representations regarding Debarment and Compliance.

(a)                                 Each Party represents, warrants and covenants that as of the Execution Date, to the best of each Party’s knowledge based on reasonable inquiry, neither it nor its Affiliates that are involved in the Commercialization of the Product nor any of their legal representatives or agents who are legally empowered to bind the Party, nor any Third Party (and its legal representatives or agents who are legally empowered to bind the Third Party), that is responsible for the development or whose responsibilities involve the Development or Commercialization of the Product as authorized by this Agreement:

(i)                                     are debarred under Section 306(a) or 306(b) of the FD&C Act or under any substantially equivalent Applicable Laws;

(ii)                                  have been convicted, with sentence having value of res judicata, of any felony or misdemeanor under Applicable Laws related to any of the following: (A) the development or approval of any drug product or the regulation of any drug product under the FD&C Act; Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001 on the Community code relating to medicinal products for human use, Directive 2001/20/EC of the European Parliament and of the Council of 4 April 2001 on the approximation of the laws, regulations and administrative provisions of the Member States relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, the national laws of individual EU Member States implementing the provisions of these Directives into their national law, Regulation (EC) No 726/2004 of the European

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Parliament and of the Council of 31 March 2004 laying down Community procedures for the authorization and supervision of medicinal products for human and veterinary use and establishing a European Medicines Agency, or any similar Applicable Laws; (B) a conspiracy to commit, aid or abet the development or approval of any drug product or regulation of any drug product; (C) health care program-related crimes (involving Medicare, any state health care program, or any healthcare program in any country in the European Union or any other part of the Menarini Territory) or provision of illegal inducements to physicians or healthcare institutions to recommend, endorse, prescribe, order, supply, purchase, use or administer any drug product; (D) patient abuse, controlled substances, bribery, payment of illegal gratuities, fraud, perjury, false statement, racketeering, blackmail, extortion, falsification or destruction of records; (E) interference with, obstruction of an investigation into, or prosecution of, any criminal offense; or (F) a conspiracy to commit, aid or abet any of these listed felonies or misdemeanors; and

(iii)                               is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any United States federal or state health care programs (including convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any healthcare program in any country in the European Union or any other country in the Menarini Territory, or excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any United States federal procurement or nonprocurement programs or procurement or nonprocurement programs in any country in the European Union or any other countries in the Menarini Territory.

(b)                                 Each Party will notify the other Party promptly, but in no event later than ***, after knowledge of any exclusion, debarment, conviction, suspension or other ineligibility set forth in Section 9.5(a) occurring during the Term, or if such Party concludes based on its good faith business judgment that a pending action or investigation is likely to lead to the exclusion, conviction, debarment, suspension or other ineligibility of such Party and the Parties shall immediately discuss in good faith on how to cope with such an event.

9.6                               Disclaimer.  VIVUS makes no warranties except as set forth in this Article 9 concerning the Product or VIVUS Technology and Menarini makes no warranties except as set forth in this Article 9 concerning the Menarini Technology.

9.7                               No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 9, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

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ARTICLE 10
INDEMNIFICATION

10.1                        Indemnification by VIVUS.  VIVUS shall defend, indemnify, and hold harmless Menarini, its Affiliates, and their respective officers, directors, employees, consultants and authorized agents and their respective successors and assigns or heirs, as the case may be (the “Menarini Indemnitees”) from and against any and all Losses to the extent resulting from any Claim of a Third Party against such Menarini Indemnitee based on or arising out of:

(a)                                 any misrepresentation or breach of any of VIVUS’s representations, warranties, covenants or obligations under this Agreement;

(b)                                 the negligence or willful misconduct of, or violation of Applicable Law by, VIVUS, its Affiliates, licensees, distributors or their respective officers, directors, employees, consultants or authorized agents under this Agreement; or

(c)                                  any allegation by a Third Party that the use of the VIVUS Trademark by one or more of the Menarini Indemnitees or the Commercialization of the Product by one or more of the Menarini Indemnitees infringes such Third Party’s valid patent or trademark rights in the Menarini Territory (except to the extent such allegation is based on (i) other products being used or sold in conjunction with the Product or (ii) additions or modifications to the Product that are not made by VIVUS or its Affiliates or Third Party contractors).

The foregoing indemnity obligations shall not apply to the extent that the Losses of such Menarini Indemnitee were caused by: (i) a breach of any of Menarini’s representations, warranties, covenants, or obligations under this Agreement; or (ii) the negligence or willful misconduct of, or violation of Applicable Law by, such Menarini Indemnitee.

10.2                        Indemnification by Menarini.  Menarini shall defend, indemnify and hold harmless VIVUS, its Affiliates, and their respective officers, directors, employees, consultants and authorized agents and their respective successors and assigns or heirs, as the case may be (the “VIVUS Indemnitees”) from and against any and all Losses to the extent resulting from any Claim of a Third Party against such VIVUS Indemnitee based on or arising out of:

(a)                                 any misrepresentation or breach of any of Menarini’s representations, warranties, covenants or obligations under this Agreement; or

(b)                                 the negligence or willful misconduct of, or violation of Applicable Law by, Menarini, its Affiliates, licensees, distributors or their respective officers, directors, employees, consultants or authorized agents under this Agreement; or

(c)                                  the Commercialization of any Product, or the performance of any Menarini Medical Affairs Activities, by Menarini, its Affiliates, and sublicensees.

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The foregoing indemnity obligation shall not apply to the extent that the Losses of such VIVUS Indemnitee were caused by: (i) a breach of any of VIVUS’s representations, warranties, covenants, or obligations under the Agreement; or (ii) the negligence or willful misconduct of, or violation of Applicable Law by, such VIVUS Indemnitee.

10.3                        Indemnification Procedures.  The Party claiming indemnity under this Article 10 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly and in no event later than *** after learning of a written Claim (“Indemnified Claim”).  Failure by an Indemnified Party to give notice of an Indemnified Claim within *** of receiving a writing reflecting such Claim shall not relieve the Indemnifying Party of its indemnification obligations hereunder except and solely to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give such notice.  The Indemnifying Party shall have the right to assume the conduct and defense of the Indemnified claim with counsel of its choice.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance in connection with the defense of the Indemnified Claim.  The Indemnified Party may monitor such defense with counsel of its own choosing at its sole expense.  The Indemnifying Party may not settle the Indemnified Claim without the prior written consent of the Indemnified Party, such consent shall not be unreasonably withheld, delayed or conditioned.  If the Indemnifying Party does not assume and conduct the defense of the Indemnified Claim as provided above: (a) the Indemnified Party may assume and conduct the defense of the Indemnified claim at the Indemnifying Party’s expense; (b) the Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to the Indemnified Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); and (c) the Indemnifying Party will remain responsible to indemnify the Indemnified Party for Losses as provided in this Article 10.

10.4                        Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY EXEMPLARY, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, COSTS OR EXPENSES (INCLUDING LOST PROFITS, LOST REVENUES AND/OR LOST SAVINGS) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY IN CONNECTION WITH (A) THIRD PARTY CLAIMS UNDER SECTION 10.1 OR 10.2, (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ARTICLE 11, OR (C) DAMAGES TO THE EXTENT ARISING FROM OR RELATING TO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR FRAUDULENT ACTS OR OMISSIONS OF A PARTY.

10.5                        Insurance. Each Party shall procure and maintain insurance (or self-insure) during the Term of this Agreement and for a period of *** following the termination or expiration of this Agreement, adequate to cover property and product liability risks through

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insurance companies with a rating of at least an “A-VII” in the latest addition of A.M. Best or its equivalent as follows:

(a)                                 commercial general liability, including product liability coverage with minimum per claim limits of at least $*** per occurrence and annual aggregate;

(b)                                 property coverage having limits adequate for Product inventory to which such Party holds title.

It is understood that the insurance requirements above shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10.  Each Party shall provide the other Party with written evidence of such insurance upon request.  Each Party shall endeavor to provide the other Party with written notice at least *** prior to the cancellation, non-renewal or material change in such insurance or self-insurance that materially adversely affects the rights of the other Party hereunder.

ARTICLE 11
CONFIDENTIALITY

11.1                        Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for *** thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information of the other Party except for that portion of such information or materials that the receiving Party can demonstrate by competent proof:

(a)                                 was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)                                 is subsequently disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto; or

(e)                                  is subsequently independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of Confidential Information.

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Notwithstanding the foregoing, the receiving Party may disclose without violation of this Agreement such portion of the Confidential Information as is required or permitted to be disclosed if, on the advice of counsel, it is required under Applicable Law or pursuant to legal process to disclose such Confidential Information of the other Party; provided that unless otherwise prohibited by Applicable Law, the receiving Party first advises the disclosing Party of such intended disclosure and provides the disclosing Party with the opportunity to seek appropriate judicial or administrative relief to avoid, or obtain confidential treatment of, such disclosure at the disclosing Party’s sole cost and expense.

The confidentiality provisions set forth herein shall supersede and replace the Existing Confidentiality Agreement and shall be deemed to cover all confidential information disclosed or obtained under the Existing Confidentiality Agreement.

11.2                        Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party to the extent such Party determines such disclosure is reasonably necessary in the following situations:

(a)                                 prosecuting or defending litigation relating to this Agreement;

(b)                                 in the case of VIVUS, disclosure to MTPC as required pursuant to the MTPC Agreement provided that the use by MTPC of such Confidential Information shall be subject to the confidentiality and non-use obligations set forth in the MTPC Agreement;

(c)                                  in the case of VIVUS as the receiving Party, disclosure to its licensees, sublicensees, and collaborators with respect to the Product outside the Menarini Territory or outside the Field, but solely to the extent that such Confidential Information (i) raises any material concerns regarding the safety or efficacy of the Product; (ii) indicates or suggests a potential material liability of either VIVUS or the applicable licensee, sublicensee, or collaborator to Third Parties in connection with the Product; (iii) is reasonably likely to lead to a recall or market withdrawal of the Product; or (iv) relates to any Product and is reasonably likely to have a material impact on a Regulatory Approval, Pricing Approval, or the Commercialization of any Product in such licensee’s, sublicensee’s, or collaborator’s territory; provided that each disclosee must be bound by obligations of confidentiality and non-use no less stringent than those set forth in Section 11.1 and this Section 11.2 prior to any such disclosure (it being understood that receiving Party shall be liable for any breach of such confidentiality and non-use obligations by any such disclosee);

(d)                                 disclosure to its and its Affiliates’ respective directors, officers, employees, consultants, attorneys, professional advisors, lenders, insurers and sublicensees only on a need-to-know basis and solely as necessary in connection with this Agreement, provided that each disclosee must be bound by obligations of confidentiality and non-use no less stringent than those set forth in Section 11.1 and this Section 11.2 prior to any such disclosure (it being understood that receiving Party shall be liable for any breach of such confidentiality and non-use obligations by any such disclosee); and

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(e)                                  disclosure to any bona fide potential or actual investor, acquirer, merger partner, or other potential or actual financial partner (and/or their respective consultants, attorneys, professional advisors) on a need-to-know basis and solely for the purpose of evaluating a potential investment, acquisition, merger, or similar transaction; provided that each disclosee must be bound by obligations of confidentiality and non-use no less stringent than those set forth in Section 11.1 and this Section 11.2 prior to any such disclosure (it being understood that receiving Party shall be liable for any breach of such confidentiality and non-use obligations by any such disclosee).

11.3                        Publicity; Terms of Agreement.

(a)                                 The Parties have agreed to make a joint public announcement of the execution of this Agreement substantially in the form of the press release attached as Exhibit F on or after the Effective Date.  The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the authorized disclosure provisions set forth in Section 11.2 and this Section 11.3.

(b)                                 After release of the press release announcing this Agreement, if either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval, such approval not to be unreasonably withheld, conditioned or delayed.  A Party commenting on such a proposed press release shall provide its comments, if any, within *** after receiving the press release for review.  Neither Party shall be required to seek the permission of the other Party to disclose any information already disclosed or otherwise in the public domain, provided such information remains accurate.

(c)                                  VIVUS may publicly disclose without violation of this Agreement, such terms of this Agreement as are, on the advice of VIVUS’s counsel, required by the rules and regulations of the SEC or any other applicable entity having regulatory authority over VIVUS’s securities; provided that VIVUS shall advise Menarini of such intended disclosures and requests confidential treatment of certain commercial terms and technical terms hereof to the extent such confidential treatment is reasonably available to VIVUS.  In the event of any such filing, VIVUS will provide Menarini, a reasonable time prior to filing, with a copy of the Agreement marked to show provisions for which VIVUS intends to seek confidential treatment and shall reasonably consider and incorporate Menarini’s comments thereon to the extent consistent with the legal requirements applicable to VIVUS and that govern redaction of information from material agreements that must be publicly filed.  Menarini shall provide any such comments as promptly as practicable.

ARTICLE 12
TERM AND TERMINATION

12.1                        Term.  This Agreement shall become effective as set forth in Section 2.1 and, unless earlier terminated pursuant to this Article 12, shall remain in effect until the expiration of the last to expire royalty obligation with respect to Products under this Agreement (the “Term”).

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Upon the expiration of the Term, the licenses in 2.2 shall become perpetual, fully paid up, royalty free and irrevocable and Menarini shall become the ultimate owner of any Regulatory Approval. Notwithstanding anything to the contrary in this Agreement, except for Section 12.6, 12,7 and 12.8, in no event the rest of this Section 12 shall apply after the expiration of the Term.

12.2                        Termination before the expiration of the Term.

(a)                                 Breach of contract.  Either Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party, after receiving written notice from the terminating Party identifying a material breach by such other Party of its obligations under this Agreement, fails to cure such material breach within *** from the date of such notice (or, in the case of payment obligations, *** from the date of such notice).  For the avoidance of doubt (and without limiting VIVUS’s remedies for any other breaches by Menarini), Menarini’s uncured failure to pay the amount set forth in Section 7.1 shall be deemed to be a material breach of this Agreement.  Notwithstanding the above, VIVUS shall have the right to terminate the Agreement immediately without notice in case of the breaches by Menarini provided in Section 4.2(b), Section 4.2(c), Section 5.2(a), 5.5(b), and Section 5.6 of this Agreement.

(b)                                 Government Action.  VIVUS shall have the right to terminate this Agreement immediately upon written notice to Menarini if either of the following occurs, but only with respect to the affected country(-ies) in the Menarini Territory:  (i) Menarini or its Affiliate involved in the Commercialization of the Product has been convicted of a violation of the Applicable Laws Menarini or its Affiliate, which conviction has value of res judicata and which conviction prevents or renders commercially impracticable Menarini or its Affiliates that are involved in the Commercialization of the Product (as the case may be) from marketing, promoting, selling, or distributing Product in a given country of the Menarini Territory; or (ii) Menarini or its Affiliate involved in the Commercialization of the Product is excluded from the access to the pharmaceutical market by the competent authorities in a given country in the Menarini Territory.

(c)                                  EMA Requirements.  Menarini shall have the right to terminate this Agreement immediately upon written notice to VIVUS if the EMA or the European Commission requires any post-Regulatory Approval studies under the Existing MAA that were not included in the opinion adopted by the EMA’s Committee for Medicinal Products for Human Use and the Product Marketing Authorization or if the QT Study results into any change of the SmPC of Product which would reasonably have a negative impact on the Commercialization of the Product in the Territory; provided, however, that Menarini shall only be permitted to exercise such right during the *** following either (i) the date on which Menarini first learns of such requirement or SmPC change or (ii) the date on which Menarini receives notice from VIVUS that VIVUS is forgoing, pursuant to Section 4.3(b), the further sharing of costs of the post-Regulatory Approval studies of Product in the Menarini Territory (it being understood that subsection (ii) is not applicable to any termination based on an SmPC change).  For clarity, in the

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event of such a termination, none of the payments made by Menarini prior to such termination would be refundable.

(d)                                 Termination for Patent Challenge.  VIVUS may terminate this Agreement in its entirety upon written notice to Menarini if Menarini or any Affiliate, directly or indirectly, individually or in association with any other person or entity, commences any action or proceeding that challenges the validity, enforceability or scope of any VIVUS Patent in the Menarini Territory.  In the event Menarini is aware that a sublicensee of its license rights hereunder, directly or indirectly, individually or in association with any other person or entity, commences any action or proceeding that challenges the validity, enforceability or scope of any VIVUS Patent in the Menarini Territory, Menarini shall promptly terminate the applicable sublicense.  If Menarini does not terminate such sublicense within *** of Menarini becoming aware of such challenge, VIVUS may terminate this Agreement in its entirety upon written notice to Menarini.

(e)                                  Termination Upon Bankruptcy.  To the extent permitted by Applicable Law, either Party shall have the right to terminate this Agreement immediately by providing written notice, if: (i) the other Party applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its assets, (ii) the other Party makes a general assignment for the benefit of its creditors, (iii) the other Party is dissolved or liquidated in full or in substantial part, (iv) the other Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such other Party (except for involuntary bankruptcy proceedings which are dismissed within ***, or (v) the other Party takes any corporate action for the purpose of effecting any of the foregoing.

12.3                        Effect of Termination of the Agreement before the expiration of the Term.  Upon termination of this Agreement for any reason provided for in Section 12.2, the following shall apply (in addition to any other rights and obligations under Section 12.6 or otherwise under this Agreement with respect to such termination):

(a)                                 Licenses; Covenant.  The licenses granted to Menarini under Section 2.2 shall terminate (and, as between the Parties, all rights in the VIVUS Technology shall revert to VIVUS), and the license granted to VIVUS in Section 2.3 shall automatically convert into an exclusive, royalty-free license, with the right to grant sublicenses through multiple tiers, under the Menarini Technology, to research, Develop, make, have made, use, distribute, import, Promote, market, sell, offer for sale, and otherwise Commercialize Product in the Menarini Territory and the VIVUS Territory.

(b)                                 Marks.  All rights in the VIVUS Trademarks shall return to VIVUS, and Menarini shall assign to VIVUS any Menarini Trademarks that are Controlled by Menarini and then being used to Commercialize Product in the Menarini Territory.

(c)                                  Regulatory Materials.  Except to the extent prohibited by Applicable Law, Menarini shall transfer and assign to VIVUS any and all Regulatory Materials, Regulatory

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Approvals, and Pricing Approvals with respect to Product that are Controlled by Menarini or its Affiliates (including the Product Marketing Authorization).

(d)                                 Transition Assistance.  Except in the case of termination by Menarini pursuant to Section 12.2(a), Menarini shall provide reasonable assistance, at no cost to VIVUS, as may be reasonably necessary for VIVUS to commence or continue Developing, manufacturing and Commercializing the Products in the Menarini Territory, including without limitation, upon request of VIVUS, using reasonable efforts to (A) transfer any agreements or arrangements with distributors that apply solely to the sale or supply of Product in the Menarini Territory, and (B) amend any agreement or arrangements with distributors that apply to some extent to the sale or supply of Products in the Menarini Territory to transfer to VIVUS the rights solely with respect to Product in the Menarini Territory.

(e)                                  Sublicense Agreements. The Parties agree that upon termination of this Agreement for any reason, all sublicenses granted by Menarini to Affiliates or Third Parties under the VIVUS Technology shall immediately terminate.

12.4                        Certain Pre-Termination Liabilities.  Following termination of this Agreement for any reason provided for in Section 12.2, Menarini shall retain liability for payment of all gross to net sales deductions (including returns, rebates and chargeback) of Products that were sold prior to the effective date of termination.  To the extent that that any such deductions are charged to or otherwise borne by VIVUS, Menarini shall reimburse VIVUS promptly (but in any event no later than ***) following Menarini’s receipt of an invoice therefor.

12.5                        Sales Volume.  Menarini shall use *** to ensure that the average monthly sales volume of the Product leading up to the effective date of termination does not substantially exceed the average monthly sales volume of the Product for the *** period prior to date of the notice of termination, and in any event Menarini shall not take any affirmative action to cause such outcome.

12.6                        Accrued Liabilities; Other Remedies.  Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination (including any milestone or other payment that has been triggered by an event occurring prior to the effective date of termination or expiration), nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination.  Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

12.7                        Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by VIVUS and Menarini are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code.  The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of

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its rights and elections under the United States Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the United States Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party.

12.8                        Survival.  The following provisions shall survive any expiration or termination of this Agreement for the period of time specified:  Sections 2.3 (as amended by Section 12.3(a)), 4.13, 5.4 (second sentence only and solely until assignment in Section 12.3(c) is complete), 7.10, 8.1, 12.3, 12.4, 12.6, 12.7, 12.8, 12.9; Articles 10, 11, 13, and 14; and any necessary definitions in Article 1

12.9                        Liquidated Damages. If, within *** after termination of this Agreement for any reason provided for in Section 12.2, Menarini has failed or has been unable to transfer to VIVUS the Product Marketing Authorization and any other Regulatory Approval(s) for the Product in the Menarini Territory, Menarini shall pay to VIVUS the amount of €*** as liquidated damages (and not as a penalty).  Menarini acknowledges that the actual damages likely to result from Menarini’s failure to transfer such Regulatory Approval(s) are difficult to estimate as of the Execution Date and would be difficult for VIVUS to prove.  For the sake of convenience, the Parties have agreed to require the payment of foregoing liquidated damages as compensation to VIVUS for Menarini’s failure to transfer such Regulatory Approval(s), and the Parties do not intend for this provision to serve as punishment for any such failure by Menarini.  In the event that VIVUS is awarded economic damages pursuant to an action against Menarini for failure to transfer to VIVUS the Product Marketing Authorization and any other Regulatory Approval(s) for the Product in the Menarini Territory, VIVUS agrees that any payments made by Menarini hereunder shall be creditable against such damages award (unless such the applicable court, arbitration panel, or other tribunal already took such payments into account when calculating such damages award).

ARTICLE 13
DISPUTE RESOLUTION

13.1                        Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 if and when a dispute arises under this Agreement.

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(a)                                 Referred From Committee.  Any dispute, controversy or difference arising from the JSC pursuant to Article 3 shall be resolved in accordance with Section 3.5.

(b)                                 Arising Between the Parties.  Other than any dispute, controversy or difference which may arise from the JSC, any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the chief executive officers of each Party.  If the matter is not resolved within *** following the request for discussions, either Party may then invoke the provisions of Section 13.2.

13.2                        Arbitration.  Any dispute, controversy or claim arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement that is not resolved pursuant to Section 13.1(b), except for a dispute, claim or controversy under Section 13.10, shall be settled by binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures of JAMS then in effect (the “JAMS Rules”), except as otherwise provided herein.  The arbitration shall be governed by the United States Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws.  The United States Federal Rules of Civil Procedure shall govern discovery and the rules of evidence for the arbitration.  The arbitration will be conducted in San Francisco, California, and the Parties consent to the personal jurisdiction of the United States federal courts, for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement.  Any situation not expressly covered by this Agreement shall be decided in accordance with the JAMS Rules.

13.3                        Arbitrator.  The arbitrator shall be one (1) neutral, independent and impartial arbitrator selected from a pool of retired federal judges or magistrates to be presented to the Parties by JAMS. Failing the agreement of the Parties as to the selection of the arbitrator within ***, the arbitrator shall be appointed by JAMS in accordance with the JAMS Rules.

13.4                        Decision.  The power of the arbitrator to fashion procedures and remedies within the scope of this Agreement is recognized by the Parties as essential to the success of the arbitration process.  The arbitrator shall not have the authority to fashion remedies which would not be available to a federal judge hearing the same dispute.  The arbitrator is encouraged to operate on this premise in an effort to reach a fair and just decision.  Reasons for the arbitrator’s decisions should be set forth in accordance with the JAMS Rules.  Such a written decision shall be rendered by the arbitrator following a full comprehensive hearing, no later than *** following the selection of the arbitrator as provided for in Section 13.3.

13.5                        Award.  Any award shall be promptly paid in United States dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Law, be charged against the Party resisting

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enforcement.  Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 13, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in any court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award.  The award shall include interest from the date of the award until paid in full, at a rate fixed by the arbitrator and the arbitrator may, in his or her discretion, award pre-judgment interest.  With respect to money damages, nothing contained herein shall be construed to permit the arbitrator or any court or any other forum to award punitive or exemplary damages.  By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages.

13.6                        Costs.  Each Party shall bear its own legal fees.  The arbitrator shall assess his or her costs, fees and expenses against the Party losing the arbitration and shall require such losing Party to reimburse the other Party for all of its reasonable attorneys’ fees, costs, and disbursements arising out of the arbitration (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, and so on).  Notwithstanding the foregoing, if the arbitrator believes that neither Party is the clear loser, the arbitrator shall divide his or her costs, fees, and expenses according to his or her sole discretion, and each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration.

13.7                        Injunctive Relief.  Provided a Party has made a sufficient showing under the rules and standards set forth in the Federal Rules of Civil Procedure and applicable case law, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief.  Additionally, nothing in this Article 13 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

13.8                        Confidentiality.  The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required to comply with Applicable Laws, including rules and regulations promulgated by the SEC, The NASDAQ Stock Market or any securities exchanges, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party.  The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

13.9                        Survivability.  Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

13.10                 Patent and Trademark Disputes.  Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of the VIVUS Patents, VIVUS Trademarks, or

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Menarini Trademarks shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

ARTICLE 14
MISCELLANEOUS

14.1                        Entire Agreement; Amendment.  This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof, including, the Existing Confidentiality Agreement.  The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Execution Date, by the other Party of its obligations pursuant the Existing Confidentiality Agreement.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.2                        Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall mean conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

14.3                        Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.3, and shall be deemed to have been given for all purposes when received, if hand-delivered or by means of facsimile or other electronic transmission, or one Business Day after being sent by a reputable overnight delivery service.

If to VIVUS:

With a copy to:

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If to Menarini:

With a copy to:

For details see Exhibit G in attachment.

14.4                        No Strict Construction; Headings; Interpretation.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.  The definitions of the terms herein apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws herein will be construed as referring to such laws and any rules or regulations promulgated thereunder as from time to time enacted, repealed or amended, (c) any reference herein to any person will be construed to include the person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, except as expressly provided in this Agreement, (f) as applied to a Party, the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (g) all references herein without a reference to any other agreement to Articles, Sections, or Exhibits will be construed to refer to Articles, Sections, and Exhibits of or to this Agreement.

14.5                        Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may

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make such an assignment without the other Party’s consent to such Party’s Affiliate or to a successor to all or substantially all of the assets or business of such Party to which this Agreement pertains.  Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations.  Notwithstanding any assignment of this Agreement, the assigning Party shall remain liable for performance of its obligations hereunder, unless the non-assigning Party agrees otherwise in writing.  The VIVUS Technology shall exclude any intellectual property held or developed by a permitted successor of VIVUS prior to the transaction in which it became a successor of such Party, and the Menarini Technology shall exclude any intellectual property held or developed by a permitted successor of Menarini prior to the transaction in which it became a successor of such Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.5 shall be null, void and of no legal effect.

14.6                        Records Retention.  Each of VIVUS and Menarini will maintain complete and accurate records pertaining to its activities under this Agreement, including records pertaining to Development or Commercialization of any Products and reports and information provided to any Regulatory Authority or other governmental authority, in accordance with Applicable Law. Each of VIVUS and Menarini will retain such records for a duration prescribed by Applicable Law, but not in any event for less than *** after the Effective Date (or longer if a Party is notified, ordered or otherwise required to maintain such records for a longer period in connection with a legal proceeding or government investigation).

14.7                        Governing Law.  Resolution of all disputes arising out of or related to this Agreement or the validity, construction, interpretation, enforcement, breach, performance, application or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14.8                        Successors and Assigns; No Third Party Beneficiaries.  This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  No provision of this Agreement, express or implied, is intended to or will be deemed to confer upon Third Parties any right, benefit, remedy, claim, liability, reimbursement, claim of action or other right of any nature whatsoever under or by reason of this Agreement other than the Parties and, to the extent provided in Sections 10.1 and 10.2, the Indemnified Parties.  Without limitation, this Agreement will not be construed so as to grant employees of either party in any country any rights against the other Party pursuant to the laws of such country.

14.9                        Performance by Affiliates.  Any obligation of VIVUS under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at VIVUS’s sole and exclusive option, either by VIVUS directly or by any Affiliate of VIVUS that VIVUS causes to satisfy, meet or fulfill such obligation, in whole or in part.  Any obligation of Menarini under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Menarini’s sole and exclusive option, either by Menarini directly or by any Affiliate of Menarini that Menarini

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causes to satisfy, meet or fulfill such obligation, in whole or in part.  Each of the Parties guarantees the performance of all actions, agreements and obligations to be performed by any Affiliates of such Party under the terms and conditions of this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.10                 Further Assurances and Actions.  Each Party, upon the request of the other Party, without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.  The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

14.11                 Compliance with Applicable Law.  Each Party shall comply with all Applicable Laws in the course of performing its obligations or exercising its rights pursuant to this Agreement.  Either Party, in performing this Agreement, represents and warrants that it shall fully and absolutely comply with the provisions of any Applicable Law intended to prevent corruption and/or bribery (e.g., national laws adopted and implemented pursuant to the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, including but not necessarily limited to the United States Foreign Corrupt Practices Act of 1977, as amended, and the German Act on Combating Bribery of Foreign Public Officials In International Business Transactions of 1998 and related legislation) as are in force from time to time (hereinafter referred to as the “Anti-Bribery Laws”), commits itself to adopt all necessary measures to prevent violation of the Anti-Bribery Laws.  Without limiting the foregoing, either Party agrees that it will not, in the conduct of its performance under this Agreement, offer, pay, give, or promise to pay or give, directly or indirectly, any payment or gift of any money or thing of value to (i) any government official (which term shall, for purposes of this Section 14.11, include without limitation health care providers in state-run hospitals and health care systems and decision-makers in state-owned or -controlled enterprises) to influence any acts or decisions of such official or to induce such official to use his influence with any government to effect or influence the decision of such government in order to assist the Party in its performance of its obligations under this Agreement or to benefit either of the Parties; (ii) any political party or candidate for public office for such purpose; or (iii) any person if either Party knows or has reason to know that such money or thing of value will be offered, promised, paid, or given, directly or indirectly, to any official, political party, or candidate for such purpose. A defaulting Party shall hold harmless and indemnify the other Party from any and all claim, expense, fine, sanction, prejudice, obligations, consequences or adverse implications that may arise resulting from the conduct of the defaulting Party violating the Anti-Bribery Laws.

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14.12                 Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.13                 No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

14.14                 Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

14.15                 Counterparts.  This Agreement may be executed in one (1) or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Execution Date.

VIVUS INTERNATIONAL, L.P.			BERLIN-CHEMIE AG

By:	/s/ Peter Y. Tam	/s/ Timothy E. Morris	By:	/s/ Dr R. Uppenkamp	/s/ Dr A. Sebastio

Name:	Peter Y. Tam	Timothy E. Morris	Name:	Dr R. Uppenkamp	Dr A. Sebastio

Title:	President	CFO	Title:	CEO	CFO

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EXHIBITS

Exhibit A                                          VIVUS Patents

Exhibit B                                          VIVUS Trademarks

Exhibit C                                          Commercialization and Medical Affairs Plan

Exhibit D                                          Supply Agreement

Exhibit E                                          Additional Financial Terms

Exhibit F                                           Press Release

Exhibit G                                         References

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EXHIBIT A

VIVUS PATENTS

***

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EXHIBIT B

VIVUS TRADEMARKS

Country in Menarini Territory	Application Number/Registration Number	Filing date	Status
***	***	***	***

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EXHIBIT C

COMMERCIALIZATION AND MEDICAL AFFAIRS PLAN

[To be completed after signing]

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EXHIBIT D

SUPPLY AGREEMENT

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EXHIBIT E

ADDITIONAL FINANCIAL TERMS

Additional Royalty Payments for Product (solely during MTPC Royalty Period):

Annual Total MTPC Agreement Net Sales	Royalty Percentage
Portion up to US$***	***% of MTPC Agreement Net Sales related to the Menarini Territory

Portion in excess of US$***	***% of MTPC Agreement Net Sales related to the Menarini Territory

Additional Milestone Payments:

•                  US$*** upon obtainment of the first regulatory approval of Product in any of the United Kingdom, Germany, France, Italy, or Spain.

•                  A pro-rata share of US $*** sales milestone, due when for the first time the total MTPC Agreement Net Sales during any calendar year of Product sold by VIVUS, its Affiliates, and sublicensees exceed US$***.  ***

Trademark Royalty Payments:

In consideration for the trademark license granted in Section 2.2(b) and the use of the trademarks associated with the Product and the VIVUS Technology, Menarini shall (a) during *** following the expiration of the MTPC Royalty Period in a particular country in the Menarini Territory, pay to VIVUS a royalty equal to *** percent (***%) of MTPC Agreement Net Sales of Products in such country; and (b) during *** following the end of the Royalty Term in such country, pay to VIVUS a royalty equal to *** percent (***%) of MTPC Agreement Net Sales of Products in such country.  Thereafter, *** royalties shall be owed with respect to MTPC Agreement Net Sales of Product in such country.  For the avoidance of doubt, the foregoing royalty shall be owed on MTPC Agreement Net Sales of all Products, regardless of whether such Products are sold under the VIVUS Trademarks.

As used in this Exhibit E, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth below:

“Bulk Drug Substance” means any Licensed Compound in bulk form which, if appropriately formulated and finished, would constitute Final Product.

“CMO” shall mean any entity (other than MTPC or VIVUS or their respective affiliates) to replace MTPC as the sole supplier of the Bulk Drug Substance that manufacturers Bulk Drug Substance, including an assignee or sublicensee under the MTPC Agreement (other than MTPC or VIVUS or their respective affiliates).

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“Final Product” means any product which has been manufactured into a final dosage form, packaged and labeled for any therapeutic use in humans, and which contains the Licensed Compound as an active ingredient.

“Licensed Compound” means all the compounds which are selective phosphodiesterase type-5 inhibitors, which compounds are contained within a claim of any unexpired VIVUS Patent no matter when filed or in a claim of a pending application for a VIVUS Patent no matter when filed which is being prosecuted in good faith by or on behalf of MTPC or its Affiliate, including the Compound.

“MTPC Agreement Net Sales” means, with respect to a Final Product, the amount invoiced by VIVUS, its affiliates and their sublicensees (each, a “Seller”) for sales of such Product to a Customer (as defined below), less estimates which will be adjusted to actual on a periodic basis of:

(a)                                 Sales returns (to the extent that customary practice is to allow the Customer to return Seller a Final Product expired or will expire unsold, or in the event of a Final Product recall, rejections or damaged Final Product);

(b)                                 Discounts (including prompt pay cash discounts, patient cash discounts, price reductions and incentive programs, rebates, trade and quantity discounts, purchase volume discounts, patient co-pay assistance, price reduction programs, retroactive price adjustments, sales coupons, etc.) to managed care organizations, or to federal, state and local governments, or to the Customer;

(c)                                  Wholesaler fees, inventory management agreement fees and specialty pharmacy fees, which are commercially reasonable and customary fees paid by Seller to the Customer;

(d)                                 Chargebacks incurred or paid by Seller to government entities (Seller’s programs with government entities whereby pricing on a Final Product by Seller to the participating entities is extended below wholesaler list price);

(e)                                  Managed health care rebates and other contract discounts (including rebates, administrative fees, reimbursements and discounts to managed health care and pharmacy benefit organizations which manage prescription drug programs and prescription drug plans covering the Medicare Part D drug benefit or similar government programs in addition to their commercial plans, as well as other contract counterparties such as hospitals and group purchasing organizations);

(f)                                   Medicaid or similar government rebates (local, state and federal government-managed Medicaid or similar programs as well as certain other qualifying Federal, state and local government programs (or their respective agencies, purchasers and reimbursers) whereby discounts and rebates are provided by Seller to participating federal, state and local government entities);

(g)                                  Taxes, duties and other governmental charges levied on, absorbed or otherwise imposed on sale of a Final Product, including value-added taxes, or other governmental charges otherwise measured by the billing amount, when separately included on a billing by Seller to the Customer, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of Seller;

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(h)                                 Freight, postage, shipping and insurance charges actually allowed or paid for delivery of Final Product, to the extent billed as a separate line item by Seller to the Customer; and

(i)                                     Customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of Final Product, to the extent billed as a separate line item by Seller to the Customer.

It is understood and agreed that (x) sales or transfers of Final Products between VIVUS, its affiliates and their sublicensees shall not constitute “MTPC Agreement Net Sales” unless such party is an end-user of such product and (y) “Customer” shall mean any entity (other than MTPC or VIVUS or their respective affiliates or their sublicensees) that is invoiced by Seller in a commercial arms-length transaction for the sale of Final Product in VIVUS’s Licensed Territory.

“MTPC Royalty Period” means a period commencing on the first day of the calendar quarter following the calendar quarter in which the MTPC Supply Period expired and expiring, on a country-by-country and Product-by-Product basis, upon the later of (a) ten (10) years after Product Launch of such Product and (b) expiration of the last to expire patents within the VIVUS Patents covering such Product in such country.

“MTPC Supply Period” means a period commencing on August 1, 2012, and expiring upon the earlier of (i) the last day of the calendar quarter ]in which VIVUS notifies MTPC in writing that CMO (as hereinafter defined) assumes all of the manufacturing of the Bulk Drug Substance required by VIVUS for commercial use in its territory or (ii) the 30th day of June, 2015.

“VIVUS’s Licensed Territory” means all the countries in the world excluding Japan, Democratic People’s Republic of Korea (North Korea), Republic of Korea (South Korea), People’s Republic of China (PRC including Hong Kong and Macao), Republic of China (Taiwan), Singapore, Indonesia, Malaysia, Thailand, Vietnam and the Philippines.

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EXHIBIT F

PRESS RELEASE

VIVUS, Inc.	Menarini GROUP
Timothy E. Morris	Valeria Speroni Cardi
Chief Financial Officer	Head of Press office
morris@vivus.com	pressoffice@menarini.com
650-934-5200

Investor Relations: The Trout Group
Brian Korb
bkorb@troutgroup.com
646-378-2923

VIVUS ANNOUNCES AVANAFIL PARTNERSHIP WITH MENARINI

Menarini to Launch and Market SPEDRA in 40 Countries in Europe and Abroad

VIVUS to Receive Upfront Payment Plus Milestones and Royalties Over the Term of the Agreement

MOUNTAIN VIEW, Calif., July 9, 2013 — VIVUS, Inc. (NASDAQ: VVUS) today announced that it has entered into a License and Commercialization Agreement and a Supply Agreement with Menarini and its wholly-owned subsidiary BERLIN-CHEMIE AG/MENARINI, to commercialize and promote SPEDRA™ (avanafil) in over 40 European countries plus Australia and New Zealand.  SPEDRA is a new phosphodiesterase-5 inhibitor (PDE5-i) approved under the trade name STENDRA™  by the U.S. FDA in April 2012 and by the European Commission (EC) in June 2013 for the treatment of erectile dysfunction (ED).

The Menarini Group is the leading Italian pharmaceutical company in the world with over 125 years of history. Menarini, a private company headquartered in Florence, Italy, has a 2012 turnover of more than €3.2 billion ($4.2 billion) and has over 16,000 employees worldwide.  In the EU, Menarini expects to field a sales force of 1,350 representatives to promote SPEDRA.

“Menarini will be an excellent partner for SPEDRA,” stated Timothy E. Morris, senior vice president, global corporate development and finance and CFO of VIVUS, Inc. “Menarini has tremendous know how and marketing capabilities throughout Europe and has already established a presence in men’s health with the acquisition last year of Priligy® (Dapoxetine) for treatment of premature ejaculation (PE). The licensing process was competitive and Menarini was chosen for their extensive presence in their territories and their history of successful drug launches across Europe.  We look forward to a long and productive collaboration with Menarini.”

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VIVUS will receive an upfront payment and various approval and sales milestones plus royalties on SPEDRA sales.  Within the first year, VIVUS is expected to receive approximately €39 million (or approximately $51 million at current exchange rates) including upfront payments totaling €16 million (or approximately $21 million at current exchange rates). Menarini will also reimburse VIVUS for payment made to cover various obligations to Mitsubishi-Tanabe Pharma Company (MTPC) during the term of the agreement.  VIVUS is eligible to receive up to €79 million (or approximately $102 million at current exchange rates) in milestones and other payments over the life of the agreement in addition to royalties. The agreement will continue on a country-by-country basis in the Menarini Territory, until the latest of: expiration of the last-to-expire valid VIVUS patent covering SPEDRA; data protection covering SPEDRA; or ten (10) years after the SPEDRA product launch.  VIVUS and Menarini also entered into a supply agreement whereby VIVUS will supply Menarini with commercial product.

“SPEDRA is an important addition into our commercial portfolio.  The rapid onset of action and unique profile make SPEDRA an important treatment option for men with ED,” stated Alberto Giovanni Aleotti, vice chairman of Menarini Group. “We are eagerly preparing for the launch of SPEDRA, which we expect to occur in the major EU countries early next year”.

Aquilo Partners, L.P. acted as the exclusive advisor to VIVUS on the Menarini transaction.

Priligy® (Dapoxetine) is the first oral medication approved for “on-demand” treatment of PE.

ED is considered a disease of vascular origins in many patients and affects approximately 52 percent of men between the ages of 40 and 70. Prevalence increases with age and can be caused by a variety of factors, including medications (anti-hypertensives, histamine receptor antagonists); lifestyle (tobacco, alcohol use, drug use); diseases (diabetes, vascular conditions, metabolic syndrome, obesity), and spinal cord injuries. Left untreated, ED can negatively impact relationships and self-esteem, causing feelings of embarrassment and guilt. However, about half of men being treated with currently available PDE5 inhibitors are dissatisfied with treatment. The market opportunity for ED medical treatments continues to grow, with worldwide sales exceeding $5.5 billion in 2012.

About Avanafil

SPEDRA™, the trade name for avanafil in the EU, has just been approved by the EMA for the treatment of erectile dysfunction in the EU.

STENDRA is approved by the FDA for the treatment of erectile dysfunction in the U.S. VIVUS, through collaboration arrangements with third parties, intends to market and sell STENDRA in the U.S. and under the trade name SPEDRA in the EU and other territories outside the U.S. Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries.

VIVUS is currently in discussions with potential partners to commercialize STENDRA in the

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U.S. and other territories throughout the world.

Currently, it is recommended that STENDRA should be taken approximately 30 minutes before sexual activity. STENDRA should not be taken more than once per day.  For more information about STENDRA, please visit www.Stendra.com.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related the launch and commercialization of SPEDRA in the EU, Australia and New Zealand. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013 and by the Form 10-K/A filed on June 12, 2013, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

About the MENARINI GROUP

Menarini is an international pharmaceutical company with over 16,000 employees worldwide and a presence in more than 100 countries in Europe, Asia, Latin America, Africa and the Middle East, and has a 2012 turnover of more than €3.2 billion ($4.2 billion). Research and internationalization represent the main areas of strategic development for its future. The Group has 14 manufacturing sites located in Italy and abroad where over 545 million packages/year are produced and distributed throughout the five continents; thus, allowing Menarini to contribute to the health of patients all over the world with its high quality standards.

Menarini Group- Valeria Speroni Cardi, Head of Menarini Group Press office - pressoffice@menarini.com

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EXHIBIT G

REFERENCES

SEE ARTICLE 14.3

If to VIVUS:	VIVUS, Inc.
351 E. Evelyn Avenue
Mountain View, CA 94041
Attention: General Counsel
Fax: (650) 934-5320

With a copy to:	Hogan Lovells US LLP
525 University Avenue
3rd Floor
Palo Alto, CA 94301
Attention: Shane Albright, Partner
Fax: (650) 463-4199

If to Menarini:	Berlin-Chemie AG,
Glienicker Weg 125-127
12489 Berlin, Germany
Attention: CFO
Fax: +49 3067073443

With a copy to:

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